AMENDED AND RESTATED LOAN AGREEMENT
                                  by and among
                              L. B. FOSTER COMPANY
                                  as Borrower
                                      and
                               MELLON BANK, N.A.,
                                    NBD BANK
                                      and
                              CORESTATES BANK, N.A.
                                  (the "Banks")
                                       and
                               MELLON BANK, N.A.,
                             as Agent for the Banks
                          Dated as of November 1, 1995

 TABLE OF CONTENTS
                                                                        Page

ARTICLE I.    CERTAIN DEFINITIONS; ACCOUNTING PRINCIPLES                 	1

	Section 1.01.	Definitions                                               	1
	Section 1.02.	Accounting Principles                                    	13

ARTICLE II.   THE CREDITS                                               	14

	Section 2.01.	Commitments                                              	14
	Section 2.02.	Letters of Credit                                        	16
		(a)	Documentary Letters of Credit                                     	16
		(b) Standby Letters of Credit                                         	16
		(c) Letter of Credit Fees                                             	16
		(d) Payments With Respect to Letters of Credit                        	17
		(e) Pro Rata Treatment of Payments                                    	18
		(f) Participating Interests in Letter of Credit                       	18
		(g) Additional Understandings Regarding Letters of Credit             	19
	Section 2.03.		Making of Revolving Credit Loans                        	21
	Section 2.04.		Notes                                                   	22
	Section 2.05.		Interest Rates                                          	22
		(a) Interest Rate Options                                             	22
		(b) Funding Periods                                                   	25
		(c) Transactional Amounts                                             	26
		(d) CD Rate or Euro-Rate	Unascertainable; Impracticability 	           27
		(e) Conversion or Renewal                                             	28
		(f) Failure to Convert or Renew                                       	29
		(g) Effect of Funding Periods on Loan	Maturities                      	29
		(h) Changes in Interest Rates;
      	Consolidated Fixed Charge Coverage Ratio                         	30
	Section 2.06.		Prepayment of Loans                                     	30
	Section 2.07.		Payments                                                	31
			(a) Interest Payment Dates                                           	31
			(b) Principal Payment Dates                                          	31
			(c) Place, Time and Amounts                                          	31
	Section 2.08.		Additional Compensation in Certain	Circumstances  	      32
			(a) Compensation for Taxes, Reserves
    			and Expenses on Outstanding Loans 	                               32
 			(b) Indemnity                                                       	33
	Section 2.09.		Funding By Branch, Subsidiary or	Affiliate              	34
			(a) Notional Funding                                                 	34
			(b) Actual Funding                                                   	34
 	Section 2.10. 		Fees; Termination or Reduction of	Commitments         	35
			(a) Fees                                                             	35
			(b) Reduction/Termination of Commitments 	                            36

ARTICLE III. REPRESENTATIONS AND WARRANTIES                             	36
	Section 3.01.		Organization and Qualification                          	36
	Section 3.02.		Power and Authority  	                                   36
	Section 3.03.		Financial Statements                                    	36
	Section 3.04.		Litigation or Proceedings; Commitments
               	and Contingencies  	                                     37
	Section 3.05.		Material Adverse Change                                 	37
	Section 3.06.		Title to Properties                                     	37
	Section 3.07.		No Conflict with Other Documents;
             			Authorizations and Approvals                            	38
	Section 3.08.		Tax Returns	                                             38
	Section 3.09.		Validity and Binding Effect                             	39
	Section 3.10.		Regulations G, U, T and X; Investment	Company Status    	39
	Section 3.11.		ERISA Compliance                                        	39
	Section 3.12.		Defaults  	                                              40
	Section 3.13.		Compliance with Laws                                    	40
	Section 3.14.		Disclosure
	Section 3.15.		Continuing Effect                                        41

ARTICLE IV. CONDITIONS OF LENDING 	                                      41
	Section 4.01.		First Revolving Credit Loans                            	41
	Section 4.02.		Subsequent Revolving Credit Loans;	Letters of Credit    	43
			(a) Effect of Borrowing Request or	Application  	                     43
			(b) Legal Details                                                    	43

ARTICLE V. COVENANTS                                                   		44
	Section 5.01. 		Affirmative Covenants Other Than
                	Reporting Requirements                                 	44
	  (a) Preservation of Corporate	Existence, etc.                        	44
  	(b) Payment of Taxes, etc.                                           	44
  	(c) Compliance with Laws                                             	44
  	(d) Maintenance of Insurance Laws                                     44
  	(e) Maintenance of Properties, etc.                                  	45
  	(f) Financial Accounting Practices 	                                  45
  	(g) Visitation Rights                                                	45
  	(h) Maintenance of Minimum Consolidated	Fixed Charge Coverage Ratio  	45
  	(i) Maintenance of Minimum Consolidated	Tangible Net Worth           	45
			(j) Maintenance of Minimum Ratio of	Consolidated Current Assets
       to	Consolidated Current Liabilities                              	46
			(k) ERISA Covenants                                                  	46
			(1) Satisfaction of Judgments 	                                       46
			(m) Maintenance of Minimum Eligible	Accounts                         	46
			(n) Environmental Covenant                                           	46
	Section 5.02.		Negative Covenants                                      	47
			(a) Maintenance of Maximum Ratio of	Consolidated Total
       Liabilities to	Consolidated Tangible Net Worth                   	47
			(b) Indebtedness 	                                                    47
			(c) Negative Pledge; Liens                                           	48
			(d) Contingent Liabilities                                            51
			(e) Mergers, Etc.                                                    	51
			(f) Sales of Assets, Etc.                                            	51
			(g) Investments 	                                                     51
			(h) Restrictions on Distributions                                    	53
			(i) Transactions with Controlling	Persons 	                           53
			(j) Debt Retirement, Purchases and	Redemptions                       	53
			(k) Consolidated Capital Expenditures                                 54
 			(1) Operating Leases                                                	54
	Section 5.03.		Reporting Requirements                                  	54
			(a) Financial Statements                                             	54
			(b) Accounts Receivable- Inventory Reports; Officer's Certificates   	55
			(c) Proxy/Registration Statements                                     55
			(d) ERISA Notifications                                              	56
			(e) Notices of Default                                               	56
			(f) Notices of Material Litigation 	                                  56
			(g) Notices of Adverse Judgments                                     	57
			(h) Material Adverse Changes                                         	57
			(i) Copies of Reports, Filings, etc.                                  57
			(j) Returns, etc.                                                    	57
			(k) Other Information                                                	57

ARTICLE VI. DEFAULT 	                                                   	58
	Section 6.01. 		Events of Default                                      	58
	Section 6.02. 		Consequences of Event of Default                       	59
	Section 6.03.		 Rights of Set-Off                                      	60

ARTICLE VII. THE AGENT 	                                                 61
	Section 7.01.		Appointment                                             	61
	Section 7.02.		Delegation of Duties                                    	61
	Section 7.03.		Nature of Duties; Independent Credit Investigation      	61
	Section 7.04.		Actions in Discretion of Agent;
                Instructions from the Banks                             	62
	Section 7.05.		Exculpatory Provisions                                  	62
	Section 7.06.		Reimbursement and Indemnification                       	62
	Section 7.07.		Reliance by Agent                                       	63
	Section 7.08.		Agent in its Individual Capacity                        	63
	Section 7.09.		Holders of Notes                                         63
	Section 7.10.		Equalization of Banks                                    64
	Section 7.11.		Successor Agent                                         	64

ARTICLE VIII. MISCELLANEOUS                                             	64
	Section 8.01. 		Modifications, Amendments or Waivers	                   64
	Section 8.02. 		No Implied Waivers; Cumulative Remedies;
	                Writing Required                                       	65
 Section 8.03.		Reimbursement of Expenses; Taxes  	                      66
	Section 8.04.		Indemnity                                               	66
	Section 8.05.		Holidays                                                	67
	Section 8.06.		Notices                                                 	67
	Section 8.07.		Survival                                                	68
	Section 8.08.		Governing Law                                           	68
	Section 8.09.		Successors and Assigns                                  	68
	Section 8.10.		Severability  	                                          70
	Section 8.11.		Nature of Liabilities                                   	70
	Section 8.12.		Marshalling; Payments Set Aside                         	70
	Section 8.13.		Prior Understandings                                    	71
	Section 8.14.		Counterparts                                            	71
	Section 8.15.		Section Headings                                        	71
	Section 8.16.		Waiver of Right to Trial by Jury                         71

EXHIBITS AND SCHEDULES
	Exhibit A Form of Revolving Credit Note
	Exhibit B Form of Letter Of Credit Agreement
	Exhibit C-1
	Exhibit C-2 	Form of Application For Standby Letter of Credit
	Exhibit D	Form of Letter of Credit Summary
	Exhibit E	Form of Agreement Regarding Bailments
	Exhibit F	Form Of Accounts Receivable - Inventory Report
	Schedule 3.04	Litigation
	Schedule 3.11	ERISA Plans
	Schedule 3.13	Compliance with Laws
	Schedule 5.02(b) Existing Indebtedness
	Schedule 5.02(d) Existing Guarantees

AMENDED AND RESTATED LOAN AGREEMENT

	THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") made as of this 1st day of November, 1995, by and among L. B. FOSTER COMPANY, a Delaware corporation (hereinafter referred to as "Foster" or as the "Borrower"), and MELLON BANK, N.A., NBD
BANK and CORESTATES BANK, N.A. (separately called a "Bank" and collectively the "Banks") and MELLON BANK, N.A., as agent for the Banks (in such capacity the "Agent");

WITNESSETH THAT:

	WHEREAS, the Borrower and the Banks are parties to a Loan Agreement dated as of February 15, 1990, as amended by the First Amendment to Loan Agreement dated November 29, 1990, by the Second Amendment to Loan Agreement dated May 22, 1991, by the Third Amendment to Loan Agreement dated as of January 29, 1992, by the Fourth Amendment to Loan Agreement dated as of May 11, 1992, by the Fifth Amendment to Loan Agreement dated as of September 25, 1992, by the Sixth Amendment to Loan Agreement dated April 20, 1993, by the Seventh Amendment to Loan Agreement dated as of December 31, 1993, by the Eighth Amendment to Loan Agreement dated as of February 22, 1995 and by the Ninth Amendment to Loan Agreement dated as of May 3, 1995 (as so amended, the "Original Loan Agreement");

	WHEREAS, the Borrower and the Banks desire to amend and restate the Original Loan Agreement to, among other things, provide for a permanent increase in the Commitment and an extension of the Expiration Date; and

	WHEREAS, it is the intention of the Borrower and the Banks that this Agreement and the execution and delivery of substituted promissory notes by the Borrower not effectuate a novation of the obligations of the Borrower to the Banks under the Original
Loan Agreement, but merely a restatement and, where applicable, a substitution of the terms governing, evidencing and securing the Borrower's obligations thereunder.

	NOW, THEREFORE, in consideration of the terms and provisions herein contained and subject to the terms and conditions hereof, the Original Loan Agreement is hereby amended, consolidated and restated in its entirety, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; ACCOUNTING PRINCIPLES

	Section 1.01. Definitions. In addition to the words and terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

	"Accounts Receivable - Inventory Report" shall mean the Accounts Receivable - Inventory Report to be delivered to the Agent pursuant to Section 4.01(a) hereof, in substantially the form attached as Exhibit F hereto, as amended and supplemented by the Borrower from time to time hereafter pursuant to Section 5.03(b) hereof.

	"Agreement" shall mean this Loan Agreement and all exhibits, schedules, documents and instruments attached hereto, as any or all of the foregoing may be amended, modified or supplemented from time to time.

	"Allegheny" shall mean Allegheny Rail Products, Inc., a
Pennsylvania corporation.

	"Allegheny Security Agreement" shall mean the Security
Agreement dated as of May 11, 1992 by Allegheny in favor of the Banks, as the same may be amended, modified or supplemented from time to time.

	"Applicable Margin" shall have the meaning set for in Section
2.05(h) hereof.

	"Application" shall mean, (i) with respect to Letters of Credit issued prior to November 1, 1995, in the case of Documentary
Letters of Credit, a duly executed and completed Application and Agreement for Documentary Letter of Credit in substantially the form attached as Exhibit B to the Original Loan Agreement and, in the case of Standby Letters of Credit, a duly executes and completed Application and Agreement for Standby Letter of Credit in substantially the form attached as Exhibit C to the Original
Loan Agreement, as either such form of Application and Agreement may be amended, modified or supplemented from time to time and
(ii) with respect to Letters of Credit issued on or after November 1, 1995, a duly executed and completed Letter of Credit
Agreement in the form attached hereto as Exhibit B together with a duly executed and completed Application for Documentary Letter of Credit in substantially the form attached as Exhibit C-1 or a duly executed and completed Application for Standby Letter of Credit in substantially the form attached as Exhibit C-2, as the case may be, as either such form of Agreement or Application may be amended, modified or supplemented from time to time.

	"Base Rate" shall mean at any time the interest rate per annum equal to the higher of (a) the Prime Rate or (b) the sum of 1/2 of 1% plus the Federal Funds Effective Rate for such day;
provided, however, if the Federal Reserve Bank of New York (or its successor) does not announce such rate on any day, the Federal Funds Effective Rate for such day shall be equal to the Federal Funds Effective Rate for the last day on which such rate was announced by the Federal Reserve Bank of New York (or its successor).

	"Base Rate Funding Period" shall have the meaning assigned to such term in Section 2.05(b) hereof.

	"Base Rate Loan" shall mean a Loan bearing interest at any time under the Base Rate Option.

 		"Base Rate Option" shall have the meaning assigned to such term in Section 2.05(a) (i) hereof.

	"Base Rate Portion" shall mean, at any time, the portion, including the whole, of a loan bearing interest under the Base
Rate Option at such time, or at a rate calculated by reference to the Base Rate under Section 2.05(a) hereof.

	"Business Day" shall mean (a) in the case of an outstanding or proposed Base Rate Portion or CD Rate Portion of a Loan, any day other than a Saturday, Sunday or other day on which commercial banks in Pittsburgh, Pennsylvania are required or authorized to close under applicable law, and (b) in the case of an outstanding or proposed Euro-Rate Portion of a Loan, any day on which dealings for Dollar deposits are transacted in the London interbank market and commercial banks are open for domestic and international business in Pittsburgh, Pennsylvania.

	"Capitalized Lease" shall mean a lease under which the obligations of the lessee would, in accordance with GAAP, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee. The term "Capitalized Lease Obligations" shall mean the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP.

	"CD Rate" and "CD Rate Option" shall have the meanings assigned to such terms in Section 2.05(a) (ii) of this Agreement.

	"CD Rate Funding Period" shall mean an interest period applicable to a Loan bearing interest at the CD Rate, as determined in accordance with Section 2.05(b) of this Agreement.

	"CD Rate Loan" shall mean a Loan bearing interest at any time under the CD Rate Option.

	"CD Rate Portion" shall mean, at any time, that portion, including the whole, of a Loan bearing interest under the CD
Rate Option at such time, or at a rate calculated by reference to Section 2.05(a) hereof.

	"Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, and the rules and regulations promulgated thereunder. References to sections or provisions of the Code shall be deemed to also refer to corresponding or similar sections or provisions of any successor statute or of the Internal Revenue Code of 1954, as amended.

	"Collateral" means, collectively, all of the Borrower's present and future right, title and interest in and to the following property, whether now or hereafter existing or acquired and wherever located: (a) all inventory (including returned or repossessed goods but excluding any inventory of third parties which has been consigned to the Borrower and material owned by third parties for which the Borrower has performed coating or other services), accounts, open accounts, chattel paper, receivables, and other amounts owing to the Borrower and arising out of the sale or lease of goods or the rendition of services, whether or not they arise or are acquired in the Borrower's ordinary course of business, including without limitation, all such property described specifically or by type in the Accounts
Receivable Inventory Report; (b) all Guarantees, letters of credit, collateral security, claims, rights, remedies and privileges relating to any of the foregoing; and (c) all products and proceeds of any of the foregoing (including, without limitation, any and all instruments, notes, drafts, chattel paper and insurance policies and proceeds).

	"Commitment" shall mean, at any time, with respect to each Bank, the commitment of such Bank hereunder as set forth in
Section 2.01 hereof, as such commitment may have been reduced by termination or reduction under Section 2.10(b) hereof.

	"Consolidated Capital Expenditures" shall mean all amounts debited to the fixed asset accounts on the consolidated balance sheet of Foster and its Consolidated Subsidiaries (or required to be so debited in accordance with GAAP) in respect of the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and shall include, without limitation, all amounts so debited in respect of Capitalized
Lease Obligations, but shall exclude all amounts so debited in respect of inventory constituting equipment acquired for the purpose of leasing or resale to others.

	"Consolidated Current Assets" shall include, at any date as of which the amount thereof shall be determined, all assets which should, in accordance with GAAP, be classified as current assets, determined on a consolidated basis for Foster and its Consolidated Subsidiaries.

	"Consolidated Current Liabilities" shall include, at any date as of which the amount thereof shall be determined, all Indebtedness which should, in accordance with GAAP, be classified as current liabilities, including all principal payments in respect of Indebtedness due within one year or less, determined on a consolidated basis for Foster and its Consolidated Subsidiaries.

	"Consolidated Fixed Charge Coverage Ratio" shall mean, as to any period for which such amount shall be determined, the ratio of (a) the sum of Consolidated Net Income for such period
(provided that, in the event that the Borrower realizes a net loss on the disposition of its Fosterweld operations, a maximum of $1,500,000 of such net loss shall be excluded from calculating Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio as of the end of each of the twelve consecutive months beginning with the month in which such disposition occurs) plus all provisions for federal and state income taxes during such period plus the sum of all depreciation and amortization deducted from income in determining Consolidated Net Income plus Consolidated Interest Expenses for such period plus the amounts of any and all payments due and owing under any Operating Lease for such period, to (b) the sum of Consolidated Interest Expense for such period plus amounts of any and all payments due and owing under any Operating Lease for such period plus payments actually made in respect of federal and state income taxes during such period.

	"Consolidated Interest Expense" shall mean, for any period for which such amount shall be computed, all interest accrued during such period on the Indebtedness, including without limitation all interest required under GAAP to be capitalized during such period, determined on a consolidated basis for Foster and its Consolidated Subsidiaries.

	"Consolidated Net Income" shall mean, for any period, the consolidated net income after taxes of Foster and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however that Consolidated Net Income shall not include any gain or loss attributable to extraordinary items or any taxes or tax savings as a result thereof; and provided, further, that net income of any Subsidiary shall not be included for any period prior to the time at which such Subsidiary first becomes a Subsidiary.

	"Consolidated Subsidiary" shall mean any Subsidiary of Foster whose accounts are consolidated with the accounts of Foster in accordance with the Foster's policy of consolidation in effect from time to time and with GAAP.

	"Consolidated Tangible Net Worth" means the stockholders' equity of Foster and its Consolidated Subsidiaries, determined, both as to classification of items and amounts, in accordance with GAAP, except that there shall be deducted from stockholders' equity all intangible assets of Foster and its Consolidated Subsidiaries, including, but not limited to, organization costs, securities issuance costs, unamortized debt discount and expense, goodwill, excess of purchase price over net assets acquired, agreements not to compete, patents, trademarks, copyrights, trade secrets, know-how, licenses, franchises, research and development expenses and any amount reflected as treasury stock.

	"Consolidated Total Liabilities" shall mean, at any time, the aggregate amount of all liabilities which under GAAP should appear on the liability side of the consolidated balance sheet of Foster and its Consolidated Subsidiaries as at such time, including preferred stock obligations.

 		"Controlled Group" shall mean a "controlled group of corporations" as that term is defined in Section 1563 of the Code, of which Foster is a part from time to time, and all "trades or businesses (whether or not incorporated) which are under common control" as that term is defined in Section 414 of the Code, of which Foster is a part from time to time.

	"Controlling Person" shall mean any person or entity who is, or is an associate of any person or entity who either alone or with one or more of its associates is, in control of Foster, including any executive officer and any person who is both an employee and director of Foster. A person, entity or group of persons or entities shall be deemed to be in control of another person or entity (including Foster) when the first person, entity or group of persons or entities possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise. A person or entity shall not be deemed to be in control of another person or entity (including Foster) by reason of the fact that such person or entity serves as a member of the board of directors but not as an employee of such other person or entity. A person or entity shall be deemed to be an associate of another person or entity when (a) either shall be in control of the other, (b) either shall be an officer, an employee and director, a partner or a manager of the other, or (c) there shall exist between them any contract, arrangement or understanding (express or otherwise) with respect to the actual or potential exercise of control of the other.

	"Corresponding Source of Funds" shall mean: (a) in the case of any Funding Segment of a CD Rate Portion, the proceeds of hypothetical issuances by a Bank of one or more of its certificates of deposit at the beginning of the CD Rate Funding
Period corresponding to such Funding Segment, having maturities approximately equal to such CD Rate Funding Period and in an aggregate amount approximately equal to such Funding Segment;
and (b) in the case of any Funding Segment of a Euro-Rate
Portion, the proceeds of hypothetical receipts by a Notional
Euro-Rate Funding Office or by a Bank through a Notional
Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate
Funding Period corresponding to such Funding Segment, having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Funding
Segment.

	"Debt" means, collectively, (a) all loans and advances made hereunder by any Bank to or at the request of Borrower, including all interest and other charges thereon, (b) all obligations of Borrower arising out of the issuance of Letters of Credit by the Agent at Borrower's request, (c) all covenants, agreements, liabilities and other obligations of Borrower hereunder, and (d) all costs, expenses, liabilities and obligations, including attorneys' fees and expenses, incurred by the Agent or any Bank enforcing any or all of this Agreement or the Debt, in collecting any or all of the Debt or in taking any other action permitted under this Agreement.

	"Distribution" shall mean (a) the declaration or payment of any Dividend on or in respect of any shares of any class of capital stock of Foster or any Subsidiary, other than Dividends payable solely in shares of common stock of the corporation involved;
(b) the purchase, redemption or other acquisition of any shares of any class of capital stock of Foster or any Subsidiary directly or indirectly through a Subsidiary or otherwise.

	"Dividend" shall mean a distribution of cash, securities or other property (other than capital stock) on capital stock of the corporation involved.

	"Documentary Letters of Credit" shall mean documentary letters of credit issued pursuant to an Application and Section 2.02(a) hereof.

	"Documentary Letter of Credit Limit" shall have the meaning assigned to such term in Section 2.02(a) hereof.

	"Dollar" and the symbol "$" shall mean lawful money of the United States of America.

	"Eligible Accounts" shall mean trade accounts receivable created or acquired by Borrower in the ordinary course of business in which the Agent has a Prior Security Interest for the benefit of the Banks, which are not more than ninety (90) days past due from the date of the invoice or sales journal entry therefor and which are and at all times continue to be acceptable to the Agent in the exercise of the Agent's reasonable judgment; provided, however, without limiting the generality of the foregoing, that, if 50% or more of the accounts of an account debtor are more than ninety (90) days past due from the date of invoice or sales journal entry therefor, any other accounts of such account debtor shall also be ineligible.

	"Eligible Inventory" means Borrower's inventory, excluding works in process, of saleable raw materials and finished goods manufactured or acquired by Borrower in the ordinary course of business, subject to its control or sole possession, stored in an Eligible Location and in a manner acceptable to the Agent, valued at the lower of cost or market value, which inventory is and at all times continues to be acceptable to the Agent in the exercise of the Agent's reasonable judgment and in which the Agent has a Prior Security Interest at all times. Standards of acceptability shall be fixed and may be revised from time to time solely by the Agent in its exclusive judgment.

	"Eligible Location" shall mean one of the addresses listed on
Schedule 1 to the Security Agreement or to the Allegheny
Security Agreement at which Foster or Allegheny, as the case may be, maintains, keeps or stores Collateral. The Borrower and the Agent and the Banks may agree jointly to add other addresses of the Borrower to such list at any time by substituting an amended
Schedule 1 to either the Security Agreement or the Allegheny
Security Agreement. The Agent may in its reasonable discretion, at any time after thirty (30) days' notice to the Borrower, delete any address from the list of Eligible Locations.

	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended including, but not limited to, the Multiemployer Pension Plan Amendments
Act of 1980, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect, and any successor statute.

	"Euro-Rate" and "Euro-Rate Option" shall have the meanings assigned to such terms in Section 2.05(a) (iii) of this Agreement.

	"Euro-Rate Funding Period" shall mean any interest period applicable to a Loan bearing interest at the Euro-Rate, as determined in accordance with Section 2.05(b) of this Agreement.

	"Euro-Rate Loan" shall mean a Loan bearing interest at any time under the Euro-Rate Option.

	"Euro-Rate Portion" shall mean, at any time, that portion, including the whole, of a Loan bearing interest under the Euro-Rate Option at such time, or at a rate calculated by reference to Section 2.05(a) hereof.

	"Event of Default" or "Default" shall mean any of the events of default described in Section 6.01 of this Agreement.

	"Expiration Date" shall mean July 1, 1999.

	"Facility Fees" shall mean the Facility Fees described in
Section 2.10(a) hereof.

	"Federal Funds Effective Rate" shall mean for any day the weighted average of the rates on overnight federal funds transactions arranged on such day by Federal Funds Brokers computed and released by the Federal Reserve Bank of New York
(or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate."

	"Fixed GAAP" shall have the meaning assigned to such term in
Section 1.02 hereof.

 		"Funding Period Maturity Date" shall have the meaning assigned to such term in Section 2.05(b) hereof.

	"Funding Periods" shall have the meaning assigned to such term in Section 2.05(b) of this Agreement.

	"Funding Segment" of a CD Rate Portion or a Euro-Rate Portion, as the case may be, at any time shall mean the entire principal amount of such Portion to which at such time there is applicable a particular Funding Period beginning on a particular day.

	"GAAP" shall have the meaning assigned to such term in Section
1.02 hereof.

	"Guarantee" shall include any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another person, firm or corporation, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed in the balance sheet of such other person, firm or corporation, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.

	"Guaranty and Suretyship Agreements" shall mean the Guaranty and Suretyship Agreements, dated as of May 11, 1992 and executed and delivered by each of Foster and Allegheny in favor of the Banks, as the same may be amended, modified or supplemented from time to time.

	The phrases "herein", "hereof", "hereunder", and the like mean this Agreement as a whole and not any particular section or other subdivision.

	"Indebtedness" shall include all obligations, contingent or otherwise, which in accordance with GAAP should be classified on the obligor's balance sheet as liabilities.

	"Intercreditor Agreement" shall mean the agreement described in
Section 5.02(b) (6) hereof.

	"Interest Rate Option" shall have the meaning set forth in
Section 2.05(a) of this Agreement.

	"Investments" means amounts paid or agreed to be paid, whether in cash or in other consideration, for stock, securities, liabilities or assets of, or loaned, advanced or contributed to others (including, without limitation, to a joint venture partnership or trust). The term Investments shall not include any increase or decrease in the assets of any corporation derived from the earnings or losses thereof or any assets purchased in the ordinary course of business but shall include the acquisition of a business. If any Investment is made by the transfer or exchange of property other than cash, the amount of such Investment shall be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

	"Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

	"Letters of Credit" shall mean Documentary Letters of Credit and Standby Letters of Credit issued by the Agent pursuant to
Section 2.02 hereof together with Documentary Letters of Credit and Standby Letters of Credit outstanding on the date hereof and issued by the Agent pursuant to Section 2.02 of the Original
Loan Agreement.

	"Lien" shall mean any mortgage, pledge, security interest, bailment, encumbrance, claim, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

	"Loan" or "Loans" shall mean the revolving credit loans made by the Banks to the Borrower under this Agreement as described in
Article II of this Agreement.

	"Loan Documents" shall mean this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Guaranty and Suretyship Agreements, the Allegheny Security Agreement, the Applications and Letters of Credit, and all other instruments, certificates and agreements and documents contemplated by or delivered or required to be delivered under this Agreement or in connection herewith, in each instance as the same may be
amended, modified or supplemented from time to time.	"Notice of
Renewal" shall have the meaning assigned to such term in Section 2.05(e) of this Agreement.

	"Notional Euro-Rate Funding Office" shall have the meaning assigned to such term in Section 2.09(a) of this Agreement.

	"Office" shall mean the office of the Agent located at Three Mellon Bank Center, Pittsburgh, Pennsylvania 15259-0003.

	"Official Body" shall mean the United States of America or any foreign government or state, any state and any political subdivision thereof, and any agency, department, court, commission, board, bureau or instrumentality of any of them.

	"Operating Lease" shall mean any lease other than a Capitalized
Lease.

	"Option" shall mean, when used in conjunction with CD Rate, Euro-Rate or Base Rate, an Interest Rate Option bearing interest at such specified rate.

	"PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor to the PBGC.

	"Percentage Share" of any Bank, when used with reference to any Letter of Credit, shall mean an undivided participating interest in such Letter of Credit in the proportion that such Bank's
Commitment at such time bears to the total Commitments of all the Banks hereunder at such time, and when used in any other context, shall mean such Bank's pro rata share of the amount involved, determined in the proportion that such Bank's
Commitment at such time bears to the total Commitments of all the Banks hereunder at such time.

	"Plan" shall mean any plan, including a single employer plan, multiple employer plan or multiemployer plan, established, sponsored or maintained at any time or from time to time by or for a Plan Employer for its employees to which Section 4021(a) of ERISA applies.

	"Plan Employer" shall mean Borrower, any Subsidiary or any member of a Controlled Group which is the sponsor of or contributor to a Plan for the benefit of some or all of its or their employees.

	"Pledge Agreement" shall mean the Pledge Agreement, dated as of May 11, 1992, whereby Foster has pledged all of the issued and outstanding stock of Allegheny in favor of the Banks, as the same may be amended, modified or supplemented from time to time.

 		"Portion" shall mean a Base Rate Portion, a CD Rate Portion, or a Euro-Rate Portion, as the case may be.

	"Potential Event of Default" shall mean an event, condition, act or omission to act constituting a default in the performance or observance of an act, covenant, agreement or provision of this Agreement, the other Loan Documents or any Note, which event, condition, act or omission to act with the passage of time or the giving of notice, or both, and without subsequent cure within any applicable period of time, would become or constitute an Event of Default or Default.

	"Prime Rate" shall mean the interest rate per annum announced from time to time by Mellon Bank, N.A., at its principal office in Pittsburgh, Pennsylvania, as its Prime Rate. The Prime Rate is determined from time to time by Mellon Bank, N.A. as a means of pricing some loans to its customers, is not tied to any external rate of interest, and does not necessarily reflect the lowest rate of interest actually charged by Mellon Bank, N.A. to any particular category of customers.

	"Prior Security Interest" means an enforceable, perfected security interest under the UCC which is prior to all Liens, except Liens for taxes not yet due and payable to the extent given priority by statute.

	"Private Placement Debt" shall mean Indebtedness of Borrower in an aggregate principal amount not to exceed an amount equal to the difference between (a) the sum of $60,000,000 and (b) the Commitment, which is purchased by and placed with an entity which is acceptable to, and has been approved by, the Agent on behalf of the Banks, and which involves such terms and conditions which are acceptable to the Agent on behalf of the Banks.

	"RPF" shall have the meaning set forth in Section 5.02(f).

	"Reportable Event" shall mean any of the events described in paragraphs (5) or (6) of Section 4043(b) of ERISA.

	"Required Banks" shall mean, until and including the Expiration Date, Banks whose Commitments aggregate at least 66-2/3% of the total Commitments of all the Banks and thereafter the holders of at least 66-2/3% of the aggregate unpaid principal amount of all Loans outstanding at such time.

	"Responsible Officer" of Borrower shall mean the president, chief financial officer, treasurer or controller of Borrower.

	"Rollover Loan" shall mean any Loan made on the Funding Period Maturity Date of any preceding Loan or Loans, with the aggregate principal amount of such Rollover Loan being less than or equal to the aggregate principal amount of such preceding Loan or Loans, as the case may be.

	"Security Agreement" shall mean the Security Agreement dated as of January 29, 1992, by and between the Borrower and the Banks, as the same may be amended, modified or supplemented from time to time.

	"Standby Letters of Credit" shall mean standby letters of credit issued by the Agent pursuant to an Application and
Section 2.02(b) hereof.

	"Standby Letter of Credit Limit" shall have the meaning assigned to such term in Section 2.02(b) hereof.

	"Stock Purchase" means any redemption, acquisition or other retirement of any capital account or other equity interest in the Borrower or of warrants, rights or other options to purchase any such capital account or other equity interest.

	"Subsidiary" shall mean any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.
The term "Wholly-Owned Subsidiary" shall mean any Subsidiary of which Borrower shall at the time own, directly or indirectly through a Wholly-Owned Subsidiary, 100% of the outstanding voting stock or other voting interest, other than directors' qualifying shares.

	"UCC" shall mean the Uniform Commercial Code (or any successor statute thereto) as in effect in the Commonwealth of Pennsylvania or in such other jurisdiction where a security interest shall be granted to the Agent in the Collateral. Terms and phrases defined in the UCC are used herein as therein defined except where the context otherwise requires.

	Section 1.02. Accountinq Principles. As used herein, "GAAP" shall mean generally accepted accounting principles consistently applied (unless any inconsistency is approved or concurred in by the Borrower's independent certified public accountants and is disclosed in the report of such accountants), which shall include but not be limited to the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors or successors. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement, shall be determined or made, as the case may be, using GAAP in effect as of the date of such determination, computation or construction, unless such principles are inconsistent with the express requirements of this Agreement, except that, as used in the definitions of the terms Capitalized Lease, Capitalized Lease Obligations, Consolidated Capital Expenditures, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Fixed Charge Coverage Ratio, Consolidated Interest Expense, Consolidated Net Income, Consolidated Tangible Net Worth, Consolidated Total Liabilities and Indebtedness contained in this Agreement, references to "GAAP" shall mean GAAP in effect on December 31, 1994 (herein referred to as "Fixed GAAP") and, after the date of this Agreement, all financial statements delivered pursuant to
Section 5.03 hereof shall be prepared in a manner consistent with GAAP as in effect for the applicable period and such financial statements shall be accompanied by a statement reconciling such financial statements to Fixed GAAP.

ARTICLE II

THE CREDITS

	Section 2.01. Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties of the Borrower herein set forth, each Bank severally agrees to make Loans to Borrower, on any Business Day, at any time or from time to time prior to the Expiration Date, in an aggregate principal amount not exceeding at any one time outstanding the amount set forth opposite its name below (such amount, as the same may be reduced from time to time hereafter in accordance with Section 2.10(b) hereof, being herein referred to as the "Commitment"):

Name and	                Commitment until
Address of Bank         	Expiration Date	            Percentage
MELLON BANK, N.A.	          $19,406,250	              43.125W
One Mellon Bank Center
Pittsburgh, PA 15258

NBD BANK	                   $12,796,875              	28.4375%
611 Woodward Avenue
Detroit, MI 48226

CORESTATES BANK, N.A.      	$12,796,875              	28.4375%
Broad & Chestnut Streets
Philadelphia, PA 19101

Total	                      $45,000,000                 	100%

provided, that if for any day when the Borrower's Consolidated Fixed Charge Coverage Ratio for the period of twelve consecutive months ending on the day before the first day of the then most recently completed month is less than or equal to 2.00 to 1, the aggregate amount of Debt attributable to the Loans outstanding on such day shall not exceed an amount equal to the sum of (a) 75% of Eligible Accounts plus (b) 45% of Eligible Inventory (the sum of such percentage of Eligible Accounts and Eligible Inventory being referred to herein collectively as the "Borrowing Base"); provided, further, that the sum of all Loans outstanding at any one time plus the face amount of all outstanding Letters of Credit shall not exceed the sum of the Banks' Commitments; provided, further, that the sum of the face amounts of all outstanding Letters of Credit shall not exceed $10,000,000 at any time.

	It is the intention of the parties that (a) the aggregate outstanding principal balances of all Loans hereunder shall at no time exceed the lesser of (i) the sum of the Banks' Commitments less the face amounts of all outstanding Letters of Credit and (ii) the Borrowing Base, and if, at any time, an excess shall for any reason exist, the Borrower shall forthwith repay to the Agent for the ratable account of the Banks, in funds immediately available, the amount of such excess, together with all interest on the amount so repaid.

	Within such limits of time and amount and provided that the conditions of lending set forth in Section 4.02 hereof are satisfied and that no Event of Default or Potential Event of Default has occurred and is continuing or exists, Borrower may borrow, prepay, repay and reborrow hereunder until the Expiration Date, when the Commitment of each Bank shall cease and all Loans shall become immediately due and payable in full.
The proceeds of the Loans shall be used by Borrower for working capital, general corporate purposes.

Section 2.02. Letters of Credit.

	(a) Documentary Letters of Credit. At the request of Borrower (which shall be made at least five (5) Business Days prior to the date, which shall be a Business Day, on which such Letter of Credit is proposed to be issued), and pursuant to an Application duly executed by Borrower, one or more Documentary Letters of Credit will be issued by the Agent for the account of Borrower in an aggregate face amount not exceeding the lesser of (i) an amount equal to the Borrowing Base at such time minus the aggregate principal amount of all then outstanding Loans
(including the aggregate face amount of outstanding Letters of Credit, as the same may be changed from time to time by amendment or otherwise pursuant to the terms thereof) and (ii) $10,000,000 (the "Documentary Letter of Credit Limit"). The aggregate face amount of outstanding Documentary Letters of Credit, as the same may be changed from time to time by amendment or otherwise pursuant to the terms thereof, shall be charged against the Documentary Letter of Credit Limit and against the total Commitments of the Banks hereunder. The Banks shall participate in such Documentary Letters of Credit as provided in Section 2.02(f) hereof.

 	(b) Standby Letters of Credit. At the request of Borrower (which shall be made at least five (5) Business Days prior to the date, which shall be a Business Day, on which such Letter of Credit is proposed to be issued), and pursuant to an Application duly executed by Borrower one or more Standby Letters of Credit will be issued by the Agent for the account of Borrower in an aggregate face amount not exceeding the lesser of (i) an amount equal to the Borrowing Base at such time minus the aggregate principal amount of all then outstanding Loans (including the aggregate face amount of outstanding Letters of Credit, as the same may be changed from time to time by amendment or otherwise pursuant to the terms thereof) and (ii) $10,000,000 (the
"Standby Letter of Credit Limit"). The aggregate face amount of outstanding Standby Letters of Credit, as the same may be changed from time to time by amendment or otherwise pursuant to the terms thereof, shall be charged against the Standby Letter of Credit Limit and against the sum of the Banks' Commitments. The Banks shall participate in such Standby Letters of Credit as provided in the Section 2.02(f) hereof.

	(c) Letter of Credit Fees. In lieu of any letter of credit fronting fees provided for in the Applications or otherwise, the Borrower agrees to pay to the Agent upon the issuance of each Standby Letter of Credit a fee equal to 1/10 of 1% of the face amount of such Standby Letter of Credit, and the Borrower further agrees to pay to the Agent from time to time any issuance, amendment, payment, telex, postage and courier fees, at the Agent's standard rates (a schedule of which has been provided to the Borrower), in respect of Letters of Credit. The Borrower agrees that upon the issuance of a Standby Letter of Credit, the Agent shall be paid a fee per annum based upon the amount of the Standby Letter of Credit issued, which fee shall be equal to the applicable margin with respect to the Euro-Rate in effect pursuant to Section 2.05(h) hereof at the time of the issuance of such Standby Letter of Credit. Such letter of credit commission shall be payable on the last Business Day of each calendar quarter, and on the last date on which any Standby
Letter of Credit issued hereunder expires, in each case for the preceding period for which such fee has not been paid. The Borrower agrees that upon the issuance of a Documentary Letter of Credit, the Agent shall be paid a fee equal to 1/2 of 1% of the face amount of the Documentary Letter of Credit issued; provided, however, that in the case of the acceptance by the Bank of any time draft with respect to a Documentary Letter of Credit issued hereunder, the Borrower agrees to pay to the Agent an acceptance fee per annum based upon the amount of the Documentary Letter of Credit issued, which acceptance fee shall be equal to the applicable margin with respect to the Euro-Rate in effect pursuant to Section 2.05(h) hereof at the time of the acceptance of any such time draft.

	(d) Payments with Respect to Letters of Credit. As to each
Letter of Credit:

 		(i) Reimbursement. Borrower shall reimburse the Agent, forthwith and otherwise in accordance with the terms of any related Application or reimbursement or other like agreement, for any payment made by the Agent under a Letter of Credit issued for the benefit of such entity. Any such reimbursement to the Agent shall be made absolutely and unconditionally and without any set-off, counterclaim or reduction and free and clear of any withholding or similar taxes other than any tax, levy, impost or duty based, in whole or in part, upon the income, revenues or operations of the Agent. Borrower shall pay to the Agent interest on any unreimbursed portion of each such payment made by the Agent from the date of such payment by the Agent until reimbursement in full therefor at a rate per annum equal to 2.0% above the rate applicable to the Base Rate Option from time to time.

	(ii) Funding. If at any time the Agent honors a draft drawn under a Letter of Credit in accordance with the terms of such Letter of Credit and is not reimbursed therefor on the same Business Day, the Agent shall promptly notify each other Bank of such payment. Forthwith upon and not later than one Business Day after its receipt of such notice, each other Bank shall transfer to the Agent, in immediately available funds, an amount equal to such other Bank's Percentage Share of such payment. If any Bank shall fail to so transfer to the Agent its percentage of any unreimbursed payment made by the Agent on account of any Letter of Credit, such Bank shall pay to the Agent interest on its Percentage Share of such unreimbursed payment from the date of such Bank's receipt of such notice from the Agent until payment by such Bank of such Percentage Share in full at a rate per annum for each day equal to the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the date of each change in the Federal Funds Effective Rate.

	(e) Pro Rata Treatment of Payments. If at any time after the Agent has made a payment on account of any Letter of Credit and has received from any other Bank such Bank's Percentage of such payment, the Agent shall hold any reimbursement (in whole or in part) for such payment, any other amount received from the account party, Borrower or any other person in respect of such payment (including any payment of interest or fees, any payment under any guarantee of the obligations of the account party and any amount received by way of set-off, but excluding any funds received by the Agent from any other Bank pursuant to Section 2.02(c)(ii) hereof), any documents evidencing the right to reimbursement for such payment for the pro rata benefit of the Agent and any other Bank from whom the Agent has received such Bank's Percentage Share of such payment and shall forthwith transfer to such other Bank such other Bank's Percentage Share of such reimbursement or other amount; provided, however, that in the event that the receipt by the Agent of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the United States Bankruptcy Code or is otherwise required to be returned pursuant to a final order of a court of competent jurisdiction, such other Bank shall, upon demand therefor by the Agent, return to the Agent any portion thereof previously transferred by the Agent to such other Bank.

	(f) Participatinq Interests in Letters of Credit.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, effective as of the date hereof in the case of outstanding Letters of Credit and effective as of the date of issuance of other Letters of Credit, the Agent agrees to allot and does allot, and each Bank severally and irrevocably agrees to take and does take, such Bank's Percentage Share of each such Letter of Credit. Within five Business Days after the issuance of any Letter of Credit by the Agent under this Agreement, the Agent shall send to each Bank and to the Borrower a letter of credit summary substantially in the form of Exhibit D hereto.

	Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any document to be delivered in connection herewith or therewith, Borrower acknowledges and agrees that all rights of the Agent under any Application and any reimbursement or like agreement with respect to any Letter of Credit shall inure to the benefit of each Bank to the extent of its Percentage Share as fully as if such Bank was a party to such Application or such reimbursement or like agreement.

	(g) Additional Understandinqs Reqardinq Letters of Credit.

In order to induce the Agent to establish each Letter of Credit and to induce each other Bank to take its Percentage Share thereof:

	(i) Borrower agrees that neither the Agent nor any other Bank shall be responsible or liable for, and the obligation of Borrower to reimburse the Agent for any payment made by the Agent under or in respect of any Letter of Credit shall not be affected by (A) the validity, enforceability or genuineness of any instrument or document (or any endorsement thereof) presented under such Letter of Credit which, upon examination by the Agent and in the absence of gross negligence or willful misconduct, appears on its face to be in accordance with the terms and conditions of such Letter of Credit, even if such instrument or document (or such endorsement) is proven to be invalid, unenforceable, fraudulent or forged, or (B) any dispute between Borrower and the beneficiary or beneficiaries under such Letter of Credit;

(ii) Borrower agrees that any action taken or omitted to be taken by the Agent in connection with any Letter of Credit, if taken or omitted to be taken in good faith and in the absence of gross negligence or willful misconduct, shall be binding upon Borrower and shall not create any liability for the Agent or any other Bank to the Borrower and agrees that no other Bank shall be liable to the Borrower for any such action taken or omitted to be taken by the Agent in bad faith or constituting gross negligence or willful misconduct;

	(iii) Borrower agrees that the provisions of each Application and each reimbursement or like agreement in respect of any Letter of Credit, including provisions providing for reimbursement to the Agent in the event of the imposition or implementation of, or increase in, any reserve, special deposit or similar requirement in respect of the Letter of Credit relating thereto, shall apply equally to each other Bank in respect of its Percentage Share in such Letter of Credit as fully as if such Bank was a party to such Application or reimbursement or like agreement;

	(iv) Borrower agrees that (A) drawings under any Letter of Credit issued hereunder may be made only upon presentation of an appropriate sight draft or upon presentation of a time draft which requires payment at no later than 180 days, (B) no Letter of Credit will be issued hereunder at or after the Expiration
Date and (C) no Letter of Credit will be issued hereunder which expires later than the Expiration Date, after giving effect to the foregoing provision for time drafts requiring payment not later than 180 days after the issuance thereof;

	(v) Each Bank severally and not jointly agrees to reimburse the Agent for all expenses (including, without limitation, reasonable counsel fees and the expenses incurred by officers or employees of the Agent's asset-based lending division or credit recovery group) incurred by the Agent and not reimbursed by Borrower in enforcing the obligations and liabilities of Borrower under any Application or other reimbursement agreement relating to a Letter of Credit in accordance with such Bank's
Percentage Share. Each Bank further severally and not jointly agrees to indemnify the Agent (to the extent not reimbursed by Borrower) against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable counsel fees and expenses incurred by officers or employees of the Agent's asset-based lending division or credit recovery group) or disbursements of any kind or nature whatsoever

(A) which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to any Letter of Credit or any action taken or omitted by the Agent under or in connection with any of the foregoing, and (B) which would not have been imposed on, incurred by or asserted against the Agent but for its having entered into any Application; provided, however, that the Banks shall in no event be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting from the gross negligence or willful misconduct of the Agent. In determining whether to pay any drawing under a Letter of Credit, the Agent shall have no obligation to the Banks other than to confirm in good faith that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Letter of Credit. The agreements in the three preceding sentences shall survive the termination of any Application or this Agreement; and

	(vi) Each Bank by its execution hereof represents and warrants that its participation in Letters of Credit is without recourse to the Agent, that it expressly assumes all risk of loss in connection with its participation therein as if it had issued said Letters of Credit, that it has not relied upon any statement, information or representation furnished or made by the Agent and that it has made, and will continue to make, its own independent investigation, evaluation and analysis of Borrower. Except as otherwise expressly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit, financial or other information with respect to Borrower, whether coming into its possession prior to the issuance of any Letter of Credit or at any time thereafter.

	Section 2.03. Making of Revolving Credit Loans. All Loans shall be made ratably from the Banks in proportion to their respective
Commitments; provided, however, that the failure of any Bank to make a Loan shall not relieve any other Bank of its obligation to lend hereunder. Whenever Borrower desires that the Banks make
Loans (including Rollover Loans), Borrower shall give to the
Agent at its Office at least three (3) Business Days' notice in the case of a Euro-Rate Loan, two (2) Business Days' notice in the case of a CD Rate Loan, and notice on the same Business Day in the case of a Base Rate Loan, of the date, which shall be a Business Day, on which such Loans are to be made. Each notice (a
"Notice of Borrowing") required pursuant to this Section 2.03 shall be given no later than 11:00 a.m., Pittsburgh time, in the case of Base Rate Loans, or no later than 10:00 a.m.,Pittsburgh time, in the case of CD Rate Loans or Euro-Rate Loans, on the last date permitted for such Notice of Borrowing, shall be signed by a Responsible Officer of Borrower, and shall state (a) the date on which the Loan is to be made, (b) the amount of the Loan, which shall be the sum of the principal amounts selected pursuant to subsection (c) of this Section 2.03 and, (c) the Interest Rate Option or Options selected in accordance with
Section 2.05(a) hereof and the principal amounts of Portions selected in accordance with Section 2.05(c) hereof and, in the case of a Euro-Rate Portion or a CD Rate Portion, the Euro-Rate
Funding Period or CD Rate Funding Period, as the case may be.
Each Notice of Borrowing shall be irrevocable and shall be written, telecopied, by telephone confirmed in writing or by electronic request. The rights and obligations of the parties set forth in this Agreement, including without limitation all representations, warranties and covenants, shall not be affected by the medium chosen by Borrower to make a Loan request, except that Borrower assumes all liability for any and all losses, liabilities, obligations, costs or damages ("Losses") arising from the chosen medium, including without limitation, in the case of electronic Loan requests, any Losses arising from transmission errors, delayed transmissions, transmissions not received or unauthorized transmissions. The Agent shall promptly give telecopied or telexed notice or telephoned notice confirmed in writing to each Bank of its Percentage Share and the date of such borrowings. On the date specified in such Notice of Borrowing, each Bank shall make the proceeds of its Loan available at the Office of the Agent, no later than 12:00 noon, Pittsburgh time, in immediately available funds, and upon fulfillment of all applicable conditions set forth herein (and against delivery to the Agent of an appropriate Note for the initial Loans, with payment schedules attached thereto, for each Bank, payable to the order of such Bank as provided in Section
2.04 hereof), the Agent shall pay or deliver the proceeds of the borrowing to or upon the order of Borrower. Upon making the initial Loans, the Agent shall deliver each such Note to or upon the order of the Bank to, which it is payable.

	Section 2.04. Notes. The obligations of Borrower to repay the aggregate unpaid principal amount of the Loans made by the Banks shall be evidenced by three amended and restated promissory notes of Borrower payable to the respective Banks in the aggregate amount of each Bank's Commitment, dated the date of this Agreement (hereinafter called a "Note" or the "Notes") in substantially the form attached hereto as Exhibit A with the blanks appropriately filled, payable at the Office of the Agent to the order of each Bank in a face amount equal to each Bank's initial Commitment, and bearing interest as provided in Section
2.05 hereof and in said form of Note, and maturing as provided in said form of Note. Each Note of Borrower payable to each Bank shall be dated, and shall be delivered to the Agent on behalf of such Bank, on or prior to the date of the initial Loans to Borrower hereunder. Each holder shall, and is hereby authorized by Borrower to, endorse on the schedule annexed to its Note an appropriate notation evidencing the date and amount of each Loan made by such Bank as well as the date and amount of each payment by Borrower with respect thereto; provided, however, that the failure to make any such notation shall not limit or otherwise affect the obligations of Borrower under any such Note.

	Section 2.05. Interest Rates.

	(a) Interest Rate Options. Borrower agrees to pay interest upon the unpaid principal balance of the Loans disbursed and outstanding from time to time on a basis selected by Borrower from one of the three interest rate options set forth below
(each an "Interest Rate Option" and, collectively, the "Interest
Rate Options"), it being understood that subject to the provisions of this Agreement, Borrower may select any number of such Interest Rate Options to apply simultaneously to different parts of a Loan and may select any number of different Funding
Segments to apply simultaneously to different parts of the CD
Rate Portion or Euro-Rate Portion of a Loan:

	(i) Base Rate Option. Interest shall accrue on Base Rate Loans at a rate per annum for each day equal to the Base Rate for such day plus the Applicable Margin for such day.

	Loans accruing interest pursuant to the Base Rate Option shall be referred to herein as "Base Rate Portions". The rate of interest on Base Rate Portions shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and shall change automatically from time to time effective on and as of the effective date of each change in the Base Rate. The Agent shall promptly notify the Borrower and each Bank of any such change in the Base Rate and the effective date thereof; however, any failure of the Agent to so notify shall not relieve the Borrower of its obligations hereunder or under the Notes.

	(ii) CD Rate Option. Interest shall accrue on CD Rate Loans at a rate per annum (based on a year of 360 days and actual days elapsed) for each day at a rate equal to the CD Rate plus the Applicable Margin for such day.

	"CD Rate" for any day, as used herein, shall mean for each Funding Segment of the CD Rate Portion corresponding to a proposed or existing CD Rate Funding Period the rate per annum determined by the Agent by adding:

	(A) the rate per annum obtained by dividing (the resulting
quotient to be rounded upward to the nearest 1/100 of 1%) (1)
the rate of interest (which shall be the same for each day in such CD Rate Funding Period) determined in good faith by the
Agent in accordance with its usual procedures (which
determination shall be conclusive absent manifest error)
to be the average of the secondary 	market bid rates at or
about 11:00 a.m., Pittsburgh time, on the first day of such CD Rate
Funding Period by dealers of recognized standing in negotiable certificates of deposit for the purchase at face value of negotiable certificates of deposit of the Agent for delivery on such day
in amounts comparable to such Funding Segment	and having
maturities comparable to such CD Rate Funding Period by 			(2) a
number equal to 1.00 minus the CD Rate Reserve Percentage; and

(B) the Assessment Rate.

	The "CD Rate" described in this Section 2.05(a)(ii) may also be expressed by the following formula:


               	[average of the secondary market]
               	[bid rates determined by the Agent]
               	[per subsection (ii)(A)(1) of this]
     CD Rate =  [Section 2.05(a)                  ]  + Assessment Rate
                -----------------------------------
                [1.00 - CD Rate Reserve Percentage]


	The "CD Rate Reserve Percentage" for any day is the maximum effective percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation supplemental, marginal and emergency reserve requirements) for a member bank of such system in respect of nonpersonal time deposits in Dollars in the United States. The
CD Rate shall be adjusted automatically as of the effective date of each change in the CD Rate Reserve Percentage.

	The "Assessment Rate" for any day is the rate per annum (rounded upward to the nearest 1/100 of 1%) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the maximum effective assessment rate per annum payable by a bank insured by the Federal Deposit Insurance Corporation (or any successor) for such day for insurance on Dollar time deposits, exclusive of any credit allowed against such annual assessment on account of assessment payments made or to be made by such bank. The CD Rate shall be adjusted automatically as of the effective date of each change in the Assessment Rate.

	The Agent shall give prompt notice to Borrower of the CD Rate so determined or adjusted, which determination or adjustment shall be conclusive if made in good faith and absent manifest error.

	(iii) Euro-Rate Option. Interest shall accrue on Euro-Rate Loans at a rate per annum (based on a year of 360 days and actual days elapsed) for each day at a rate equal to the EuroRate plus the Applicable Margin for such day.

	"Euro-Rate" as used herein shall mean, for each Funding Segment of a proposed or existing Euro-Rate Portion of the Loans corresponding to a proposed or existing Euro-Rate Funding
Period, the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the rate per annum (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in Dollars offered to the Agent in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Euro-Rate Funding Period by (B) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

	The "Euro-Rate" may also be expressed by the following formula:


                        	[average of the rates offered to	]
                        	[the Agent estimated	]
                        	[by the Agent per subsection	]
         Euro-Rate =     [(iii) of this Section 2.05(a)                ]
                         ---------------------------------------------
                        	[1.00 - Euro-Rate Reserve Percentage)]

	The "Euro-Rate Reserve Percentage" for any Euro-Rate Funding Period for each Bank's Euro-Rate Loan applicable to such Euro-Rate Funding Period bearing interest as provided in this
Section 2.05(a)(iii) is that percentage which is specified on the first day of such Euro-Rate Funding Period in Regulation D of the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement with respect to Eurocurrency Liabilities (as defined in such Regulation D), but only to the extent demonstrated to have been actually incurred by such Bank, such Bank's determination thereof to be conclusive in the absence of manifest error.

	The Agent shall give prompt notice to Borrower of the Euro-Rate so determined, which determination shall be conclusive if made in good faith and absent manifest error.

	(b) Funding Periods. At any time when the Borrower shall select, convert to or renew the CD Rate Option, Euro-Rate Option or Base Rate Option to apply to any part of the Loans, Borrower shall fix one or more periods during which such Option shall apply, such periods (the "Funding Periods") being set forth in the chart below:


	Interest Rate Option                     	Available Funding Periods

	CD Rate Option                           	30, 60 or 90 days or other
                                        			period as agreed to among
                                         		Borrower, the Agent and the
                                         		Banks ("CD Rate Funding
                                        			Period")

	Euro-Rate Option	                         One, two or three month or
                                         		other period as agreed to among
                                         		Borrower, the Agent and the
                                          	Banks ("Euro-Rate Funding
                                         		Period")

	Base Rate Option                         	One (1) day

The selection of Funding Periods shall be subject to the following limitations:

	(i) Each CD Rate Funding Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

	(ii) The initial Euro-Rate Funding Period for any EuroRate Portion shall begin on the day the Euro-Rate Portion is made (including the day of any conversion from another Interest Rate Option to a Euro-Rate Portion) and each renewed Euro-Rate
Funding Period thereafter in respect of such Euro-Rate Portion shall begin on the day upon which the next preceding Euro-Rate Funding Period expires. Interest payable with respect to any Euro-Rate Funding Period shall include the first day, but not the last day, of such Funding Period, provided that (to the extent not repaid on such last day) interest under another Interest Rate Option is accruing on and after the last day on the Funding Segment in respect of which a Euro-Rate Funding
Period is terminating.

	(iii) If any Euro-Rate Funding Period would otherwise end on a day which is not a Business Day, such Euro-Rate Funding Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Euro-Rate Funding Period shall end on the next preceding Business Day.

		(iv) Borrower may not fix a Funding Period that would end after the Expiration Date.

Each Loan made hereunder shall mature, and the principal amount thereof shall become due and payable, on the last day of each CD Rate Funding Period, Euro-Rate Funding Period or Base Rate Funding Period (each such date being referred to herein as a "Funding Period Maturity Date") for such Loan.

	(c) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an Interest Rate Option and every payment in respect of the Loans (other than a payment in full) shall be in a principal amount such that after giving effect thereto the principal amount of each Portion of the Loans or of each Funding Segment of such Portion of the Loans, as the case may be, shall be as set forth in the table below:


 Portion or Funding Segment                   	Allowable Principal Amounts

 Base Rate Portion	                            $100,000 minimum;

 Each Funding Segment of the                  	$1,000,000 or an integral
 CD Rate Portion	                              multiple thereof; and

 Each Funding Segment                         	$1,000,000 or an integral
 of the Euro-Rate Portion                     	multiple thereof.



     	(d) CD Rate or Euro-Rate Unascertainable; Impracticability If:

	(i) on any date on which a CD Rate or a Euro-Rate would otherwise be set a Bank shall have in good faith determined
(which good faith determination shall be conclusive) that:

	(A) adequate and reasonable means do not exist for ascertaining such CD Rate or Euro-Rate, or

	(B) a contingency has occurred which materially and adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing or the interbank eurodollar market, as the case may be, or

	(C) the effective cost to such Bank of funding a proposed Funding Segment of a CD Rate Portion or a Euro-Rate Portion of the Loans from a Corresponding Source of Funds shall exceed the CD Rate or the Euro-Rate, as the case may be, applicable to such Funding Segment, or

	(ii) at any time a Bank shall have determined in good faith (which good faith determination shall be conclusive) that the making, maintenance or funding of any part of a CD Rate Portion or a Euro-Rate Portion of the Loans has been made impracticable or unlawful by (A) the occurrence of a contingency which materially and adversely affects the interbank eurodollar market, or (B) compliance by such Bank or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of Law);

then, and in any such event, such Bank (a "Terminating Bank") may notify Borrower and the Agent of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of the Terminating Bank to allow Borrower to select, convert to or renew the CD Rate Option or the Euro-Rate Option, as the case may be, shall be suspended until the Terminating Bank shall have later notified Borrower of the Terminating Bank's determination in good faith (which good faith determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

	If the Terminating Bank notifies Borrower of a determination under this Section 2.05(d) with respect to the maintenance of any part of the CD Rate Portion or the Euro-Rate Portion of the Loans, as the case may be, Borrower shall, as to such part of the CD Rate Portion or the Euro-Rate Portion of the Loans, as the case may be, on the date specified in such notice either convert such Portion of the Loans to the Base Rate Option in accordance with Section 2.05(e) hereof or prepay such Portion of the Loans in accordance with Section 2.06 hereof. Absent due notice from Borrower of conversion or prepayment the CD Rate
Portion or the Euro-Rate Portion of the Loans, as the case may be, shall automatically be converted to the Base Rate Option upon such specified date.

	If at the time the Terminating Bank makes a determination under this Section 2.05(d) Borrower has previously notified the Agent that Borrower wishes to select, convert to or renew the CD Rate
Option or the Euro-Rate Option, as the case may be, but such Option has not yet gone into effect, such notification shall be deemed to provide for selection, conversion to or renewal of the Base Rate Option instead of the CD Rate Option or Euro-Rate
Option, as the case may be.

	(e) Conversion or Renewal. Subject to the provisions of Sections 2.05(c) and (d) hereof Borrower may convert any part of the Loans from any Interest Rate Option or Options to one or more different Interest Rate Options and may renew the CD Rate Option or the Euro-Rate Option as to any Funding Segment of a CD Rate Portion or a Euro-Rate Portion of the Loans:

		(i) at any time with respect to conversion from the Base Rate
Option;

 		(ii) at the expiration of any Funding Period with respect to conversions from or renewals of the CD Rate Option or Euro-Rate
Option, as the case may be, as to the Funding Segment corresponding to such expiring Funding Period; or

	(iii) on the date specified in a notice by a Terminating Bank pursuant to Section 2.05(d) hereof with respect to conversions from the CD Rate Option or the Euro-Rate Option, as the case may be.

Whenever Borrower desires to convert or renew any Interest Rate
Option or Options, Borrower shall provide to the Agent at its Office a notice (a "Notice of Conversion" or "Notice of Renewal," respectively) setting forth the following information:

		(iv) the date, which shall be a Business Day (not earlier than the second Business Day after such notice is given, in the case of a conversion to or renewal of a Euro-Rate Option), on which the proposed conversion or renewal is to be made;

	(v) the principal amounts selected in accordance with Section 2.05(c) hereof of the Base Rate Portion, and each Funding
Segment of the CD Rate Portion or Euro-Rate Portion of the
Loans, as the case may be, to be converted from or renewed;

		(vi) the Interest Rate Option or Options selected in
accordance with Section 2.05(a) hereof and the principal
amounts	selected in accordance with Section 2.05(c) of the
Base Rate Portion, and each Funding Segment of the CD Rate
Portion or	Euro-Rate Portion of the Loans, as the case may
be, to be converted to or renewed; and

		(vii) with respect to each Funding Segment of a Loan to be
converted to or renewed, the Funding Period selected in
accordance	with Section 2.05(b) hereof to apply to such
Funding Segment.

Notice of Conversion or Notice of Renewal having been so provided, after the date specified in such Notice interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans required to be converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

	(f) Failure to Convert or Renew. Absent due notice from Borrower of conversion or renewal in the circumstances described in Section 2.05(e) hereof, any part of the CD Rate Portion or the Euro-Rate Portion of the Loans for which such notice is not received automatically shall be converted to the Base Rate Option on the last day of the expiring Funding Period. Any part of the Base Rate Portion of the Loans which is outstanding on the applicable Funding Period Maturity Date shall be renewed automatically under the Base Rate Option on the last day of the expiring Funding Period.

	(g) Effect of Funding Periods on Loan Maturities. Without limiting the effects of Article VI hereof, each Loan hereunder shall mature and the principal amount thereof shall . become due and payable on the applicable Funding Period Maturity Date. On each day on which a Loan so matures, Borrower may request that a Rollover Loan be made in the same principal amount by exercising its rights to convert or renew the applicable Interest Rate Option under Section 2.05 (e) hereof for such principal amount; provided, however, that (i) the making of each such Rollover
Loan shall be subject to the conditions set forth in Section
4.02 hereof, and (ii) the proceeds of each Rollover Loan shall simultaneously and automatically be applied on the applicable Funding Period Maturity Date to the payment of the principal of such Loan maturing on such Funding Period Maturity Date.

	(h) Changes in Interest Rates: Consolidated Fixed Charge Coverage Ratio. The Applicable Margin for any day and for each type of Loan shall be determined with reference to the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently completed prior to such day, as follows:

                                  		Applicable Margin

 Consolidated Fixed

Charge Coverage Ratio         	Base Rate    	CD Rate    	Euro-Rate

3.75 or greater	                0	           .45%      	.45%

2.75 to 3.74                   	0           	.65%        .65%

2.25 to 2.74                   	0            .725%      	.725%

1.75 to 2.24                   	0           	.925%      	.925%

less than 1. 75                	0.25%       	1.125%     	1.125%

	Borrower shall provide evidence of the Consolidated Fixed
Charge Coverage Ratio to the Agent and the Banks within twenty
(20) days of the end of each fiscal quarter.

	Section 2.06. Prepayment of Loans. Subject to the provisions of
Section 2.08 (b) hereof, Borrower shall have the right at Borrower's option from time to time to pay the Loans in whole or part:

 	(a) with respect to any part of the Base Rate Portion, at any time without premium or penalty; provided, however, that the minimum prepayment amount with respect to payment of a Base Rate
Portion shall be $100,000;

	(b) with respect to payment of any Funding Segment of the CD Rate Portion or the Euro-Rate Portion of the Loans:

	(i) at the expiration of any CD Rate Funding Period or Euro-Rate Funding Period, as the case may be, without premium or penalty;

	(ii) on the date specified in a notice by a Terminating Bank pursuant to Section 2.05(d) hereof, with respect to any part of the CD Rate Portion or the Euro-Rate Portion, without premium or penalty; or

	(iii) at any time prior to the expiration of any CD Rate Funding Period or any Euro-Rate Funding Period, as the case may be, by giving not less than five (5) Business Days' prior telecopied or telexed notice or telephone notice confirmed in writing to such effect to the Agent; provided, however, that in such event the Borrower shall forthwith pay to the Agent for the ratable account of the Banks an amount equal to the sum of any costs, expenses and lost profits incurred by any of the Banks as a result of such voluntary prepayment, as determined in the sole discretion of the Banks;

provided, however, that the minimum prepayment amount with respect to payment or prepayment of the Funding Segment of the CD Rate Portion or the Euro-Rate Portion shall be $1,000,000 and any prepayment amounts in excess of $1,000,000 shall be integral multiplies of $500,000.

Section 2.07. Payments.

	(a) Interest Payment Dates. Interest on the Loans shall be due and payable monthly in arrears on the first day of each month and on the Expiration Date. After maturity of any part of the Loans by demand or otherwise, interest on such part of the Loans shall be due and payable on demand.

	(b) Principal Payment Dates. Loans shall be due and payable on the Expiration Date without demand or, after the occurrence of an Event of Default, immediately upon demand made by the Agent and the Banks at any time under Section 6.02(a) hereof or automatically under Section 6.02(b) hereof, as the case may be.

	(c) Place, Time and Amounts. All payments to be made in respect of principal, interest, Facility Fees, Administrative Fee, or other charges or amounts due from the Borrower hereunder shall be payable at the Agent's Office at 12:00 Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Such payments shall be, made to the Agent in Dollars in immediately available funds without setoff, counterclaim or other deduction of any nature. After the principal amount of any part of the Base Rate
Portion of the Loans shall have become due (by acceleration or by maturity at the Expiration Date, but excluding Funding Period
Maturity Dates), such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (based on a year of 365 or 366 days, as the case may be) equal to two percent (2%) above the rate applicable to the Base Rate Option, such interest rate to change automatically from time to time effective on and as of the effective date of each change in the Prime Rate. After the principal amount of any part of the CD Rate Portion or the Euro-Rate Portion of the Loans shall have become due (by acceleration or by maturity at the Expiration Date, but excluding Funding Period Maturity
Dates), such amounts shall bear interest for each day until paid
(before and after judgment), payable on demand, (i) until the end of the applicable then current Funding Period at a rate per annum equal to two percent (2%) above the rate otherwise applicable to such amounts and (ii) thereafter in accordance with the immediately preceding sentence. All payments to the Agent shall be made in the amount due, absolutely free, clear and net of any charges, taxes or other amounts withheld.

	Section 2.08. Additional Compensation in Certain Circumstances.

	(a) Compensation for Taxes, Reserves and Exsenses on Outstandinq Loans. If any Law or guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any central bank or other Official Body (whether or not having the force of Law):

	(i) subjects any Bank (including the Agent) or any Notional Euro-Rate Funding Office to any tax, or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, or payments by Borrower of principal, interest or other amounts due from Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank or such Notional
Euro-Rate Funding Office imposed by the jurisdiction in which such Bank's principal executive office or Notional Euro-Rate Funding Office is located);

	(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, any Bank or any Notional Euro-Rate
Funding Office (other

 	than requirements expressly included herein in the
determination of 		the CD Rate or Euro-Rate, as the case may be,
hereunder); or

	(iii) imposes upon any Bank or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Notes, the Commitment, or its making, maintenance or funding of any part of the Loans, including, without limitation, any capital adequacy or similar requirement;

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense upon any Bank or any Notional Euro-Rate Funding Office with respect to this Agreement, the Notes, or the making, maintenance or funding of any part of the Loans by an amount which any Bank deems to be material (such Bank being deemed for this purpose to have made, maintained or funded each Funding Segment of the CD Rate Portion and the Euro-Rate Portion of the Loans from a Corresponding Source of Funds), such Bank shall from time to time notify Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank (which determination shall be conclusive) to be necessary to compensate such Bank or such Notional Euro-Rate Funding Office for such increase in cost, reduction in income or additional expense. Such amount shall be due and payable by Borrower to such Bank ten (10) Business Days after such notice is given. Such notice shall be given to the Borrower within a reasonable time following such Bank's determination of the amount owed.

	(b) Indemnity. In addition to the compensation required by
Section 2.08(a) hereof, Borrower shall indemnify the Banks against any loss or expense (including loss of margin) which any Bank has sustained or incurred as a consequence of any:

	(i) payment, prepayment or conversion (other than a prepayment or conversion made pursuant to Section 2.05(d) hereof) of any part of any Funding Segment of the CD Rate Portion or the Euro-Rate Portion of the Loans on a day other than the last day of the corresponding Funding Period (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due);

	(ii) attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (any Bank having in its sole discretion the option (A) to give effect to such attempted revocation and obtain indemnity under this Section 2.08(b) or
(B) to treat such attempted revocation as having no force or effect, as if never made); or

	(iii) default by Borrower in the performance or observance of any covenant or condition contained in this Agreement or the Notes or any other Loan Document, including without limitation any failure of Borrower to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder or under the Notes or any other Loan Document.

If any Bank sustains or incurs any such loss or expense it shall from time to time notify Borrower of the amount determined in good faith by such Bank (which determination shall be conclusive absent manifest error) to be necessary to indemnify such Bank for such loss or expense (such Bank being deemed for this purpose to have made, maintained or funded each Funding Segment of the CD Rate Portion and the Euro-Rate Portion from a Corresponding Source of Funds). Such amount shall be due and payable by Borrower to such Bank ten (10) Business Days after such notice is given. Such notice shall be given to Borrower within a reasonable time following such Bank's determination of the amount owed.

	Section 2.09. Fundinq by Branch. Subsidiary or Affiliate.

	(a) Notional Fundinq. Any Bank shall have the right from time to time, prospectively or retrospectively, without notice to Borrower, to deem any branch, subsidiary or affiliate of such Bank to have made, maintained or funded any part of the Euro-Rate Portion of the Loans at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Any Bank shall deem any part of the Euro-Rate Portion of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding
Office if such transfer would avoid or cure an event or condition described in Section 2.05(e) hereof or would lessen any compensation or indemnity payable to such Bank under Section
2.08 hereof, and if such Bank determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, such Bank or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion of the Loans is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

	(b) Actual Funding. Any Bank shall have the right from time to time to make or maintain any part of the EuroRate Portion of the Loans by arranging for a branch, subsidiary or affiliate of such Bank to make or maintain such part of the Euro-Rate Portion of the Loans. Any Bank shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request Borrower to issue one or more promissory notes in the principal amount of such part of the Euro-Rate Portion of the Loans in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to Borrower. Borrower agrees to comply promptly with any request under subsection (ii) of this Section 2.09 (b). If any Bank causes a branch, subsidiary or affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the EuroRate
Portion of the Loans were made or maintained by such Bank and Such note were a Note payable to such Bank's order.

	Section 2.10. Fees; Termination or Reduction of Commitments.

(a) Fees.

	(i) Facility Fees. Borrower agrees to pay to the Agent, for the account of each Bank in accordance with such Bank's Percentage
Share, as consideration for each Bank's Commitment hereunder, for each day during the period from the date hereof through and including the Expiration Date, fees (the "Facility Fees"), payable quarterly in arrears on the last day of each fiscal quarter, on the average daily amount of the sum of the Banks'
Commitments (whether borrowed or unborrowed) at a rate per annum
(based on a year of 365 or 366 days, as the case may be) determined with reference to the Consolidated Fixed Charge
Coverage Ratio for the period of four consecutive fiscal quarters most recently completed prior to such day, as follows:


 	Consolidated Fixed
	Charge Coverage Ratio                     	Fee Rate

	3.75 or greater  	                         	.175%

	2.75 to 3.74                              		.225%

	2.25 to 2.74	                              	.275%

	1.75 to 2.24                              		.325%

	less than 1. 75	                           	.375%

 	(ii) Administration Fee. As a consideration for the Agent's administration of the credit facility contemplated by this Agreement, Borrower agrees to pay to the Agent for the Agent's own account a quarterly administration fee (the "Administration Fee") of $6,250 payable on each March 17, June 17, September 17 and December 17 hereafter, commencing on June 17, 1990, and on the Expiration Date.

	(b) Reduction/Termination of Commitments. Borrower may at any time or from time to time terminate in whole or reduce ratably the Commitments of the Banks hereunder to an amount not less than the aggregate principal amount of the Loans then outstanding, by giving not less than five (5) Business Days' prior telecopied or telexed notice or telephoned notice confirmed in writing to such effect to the Agent, provided that any such reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof. After each such termination or reduction, the Facility Fees payable hereunder shall be calculated upon the Commitments of the Banks as so reduced. Facility Fees shall be paid quarterly on the last day of each fiscal quarter after the date hereof tq and including the Expiration Date of the Commitments and on the date of each termination or reduction of the Banks' Commitments on the amount so terminated or reduced, for the preceding period for which such fee has not been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

	Borrower, in addition to its other representations and warranties contained herein or made pursuant hereto, hereby represents and warrants to the Agent and each of the Banks that:

	Section 3.01. Orqanization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of its activities or ownership (or leasing) of property, or both makes such qualification or licensing necessary and where the failure to be so qualified or licensed would have a material adverse effect on the financial condition or business of Borrower.

	Section 3.02. Power and Authority. Borrower has corporate power and authority to make and carry out this Agreement and the Loan
Documents, to make the borrowings provided for herein, and to perform its obligations hereunder and under the other Loan
Documents and under the Notes; and all such action has been duly authorized by all necessary corporate proceedings on its part.
Borrower and each Subsidiary have all requisite corporate power and authority to own and operate their respective properties and to carry out their respective businesses as now conducted and as presently contemplated to be conducted.

	Section 3.03. Financial Statements. Foster has furnished to each Bank copies of its 1994 audited consolidated financial statements of Foster and its Consolidated Subsidiaries for the fiscal year ended December 31, 1994. The consolidated financial statements fairly present the financial position of Foster and its Consolidated Subsidiaries and the results of their operations and the changes in financial position for the periods then ended, in conformity with GAAP.

	Section 3.04. Litigation or Proceedings; Commitments and
Continqencies.

	(a) There is no litigation or governmental proceeding by or against Borrower or any Subsidiary pending or, to the knowledge of Borrower, threatened which, in the opinion of Borrower, involves any substantial risk of any material adverse effect on the financial condition or business of the total enterprise represented by Foster and its Subsidiaries on a consolidated basis. As of the date of this Agreement, Foster and its Subsidiaries are parties to the pending litigation or governmental investigations or proceedings, involving exposure to possible loss individually in the amount of $500,000 or more, identified in the Schedule of Litigation attached hereto as
Schedule 3.04.

	(b) Neither Borrower nor any of its Subsidiaries has any known contingent liabilities which, in the opinion of Borrower, could have a material adverse effect on the financial condition or business represented by Foster and its Subsidiaries on a consolidated basis which are not referred to (i) in the financial statements referred to in Section 3.03 hereof, (ii) in the notes thereto, or (iii) in Section 5.02(d) hereof.

	Section 3.05. Material Adverse Chanqe. Since December 31, 1994, there has been no material adverse change in the business, assets or financial condition of the total enterprise represented by Foster and its Subsidiaries on a consolidated basis, and neither of the Borrower nor any Subsidiary has entered into any material transaction outside the ordinary course of business.

Section 3.06. Title to Properties.

	(a) Foster has and will have good and marketable title to all material properties, assets and other rights which they purport to own, or which are reflected in their books and records other than leasehold property, free and clear of all Liens (except those permitted by Section 5.02(c) hereof and those which are not material to the business or financial condition of Foster).

 		(b) Foster has good and marketable title to all Eligible Accounts and all Eligible Inventory, free and clear of all Liens except Liens permitted under clause (1), (2), (4) or (6) of
Section 5.02(c) hereof.

	(c) All information set forth in the financial statements, other documents and reports furnished by Borrower to the Agent or the Banks from time to time is true, correct and complete and is expressly incorporated herein by this reference.

	(d) On each occasion on which Borrower evidences to the Agent the balances on and the nature and extent of those accounts in which Borrower has rights, Borrower shall be deemed to have warranted, to the best of its knowledge after due inquiry in accordance with established credit and accounting policies, that
(i) every account so evidenced is valid and enforceable without performance by any person of any other act, (ii) the balances so evidenced are in fact owing to Borrower and (iii) there are no setoffs, counterclaims or defenses against any such account.

	Section 3.07. No Conflict with Other Documents; Authorizations and Approvals. Neither the execution and delivery of this Agreement or any of the other Loan Documents, the consummation of the transactions herein and therein contemplated nor compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the articles or by-laws of Borrower or of any law or of any regulation, order, writ, injunction or decree of any court or governmental instrumentality or of any material agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any security interest, Lien, charge or encumbrance of any nature whatsoever upon any of the material properties of Borrower or of any of its Subsidiaries pursuant to the terms of any such agreement or instrument. No approval, authorization or other action by any governmental authority or any other person, firm or corporation is required to be obtained by Borrower or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other
Loan Documents, or any other agreement between or among any or all of the Banks and Borrower or any of its Subsidiaries or the transactions contemplated hereby or thereby, or the making of any borrowing by Borrower hereunder.

	Section 3.08. Tax Returns. The Borrower has filed all Federal tax returns which are required to be filed and all other tax returns which are required to be filed (except for tax returns for which an unexpired extension has been granted by the appropriate Official Body) and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received. All
Federal tax returns of the Borrower through the fiscal years ended on December 31, 1985 have been audited by the Internal
Revenue Service or are not subject to such audit by virtue of the expiration of the applicable period of limitations and the results of such audits are fully reflected in the most recent balance sheet referred to in Section 3.03 hereof. The Borrower knows of no material additional assessment since said date for which adequate reserves appearing ir. the said balance sheet have not been established. The Borrower has made adequate provision for all current taxes, and in the opinion of the Borrower there will not be any material additional assessments for any fiscal periods prior to and including that which ended
December 31, 1988 in excess of the amounts reserved therefor in such balance sheet.

	Section 3.09. Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by Borrower. This
Agreement constitutes, and the other Loan Documents when duly executed and delivered by Borrower pursuant to the provisions hereof will constitute, valid and binding obligations of Borrower, enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

	Section 3.10. Requlations G. U, T and X; Investment Company Status. Neither Borrower nor any Subsidiary is engaged principally, or as one of its most important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. This Agreement does not violate
Regulations G, U, T, and X of the Board of Governors of the
Federal Reserve System. Neither Borrower nor any Subsidiary, or any agent acting on the behalf of Borrower or any Subsidiary, has taken any action or will take any action that might cause this Agreement or any Note to violate Regulations G, U, T, and X or any other regulation the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Act of 1934, as in effect from time to time. Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

	Section 3.11. ERISA Compliance. (a) Foster or any of its Subsidiaries or member of a Controlled Group maintains only the Plans described on the Schedule of Plans attached hereto as
Schedule 3.11; (b) each Plan has been funded in all material respects in accordance with its terms and with the minimum funding standards of Part Three of Title I of ERISA and will be funded in all material respects in accordance with such terms and standards; (c) each Plan has been maintained in accordance with its terms and with all provisions of ERISA applicable thereto and will be maintained in all material respects in accordance with such terms and will be in material compliance with ERISA; (d) no Reportable Event which would have a material adverse effect on the Plan Employer and which could cause PBGC to institute proceedings under Section 4042 of ERISA has occurred and is continuing with respect to any Plan; (e) no material liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (f) except as disclosed on Schedule 3.11, no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made by the board of directors of a Plan Employer or by the Plan administrator to terminate or institute proceedings to terminate any Plan; (g) no withdrawal, either complete or partial, has occurred or commenced with respect to any multiemployer Plan and no decision has been made by the board of directors of a Plan Employer or by the Plan administrator either to completely or partially withdraw from any multiemployer Plan; and (h) except as disclosed on Schedule 3.11, there has been no cessation of, and no decision has been made by the board of directors of a Plan Employer or by the Plan administrator to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan. Each single-employer Plan has been timely amended to comply with all the applicable provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, and the Borrower has no knowledge of any fact relating to any Plan which involves any substantial risk or reasonable possibility of resulting in a material adverse change in the financial condition of Foster and its Subsidiaries taken together as a whole. Borrower has provided to the Agent and each of the Banks a copy of the most recent Annual Report (Form 5500 or 5500C), including all attachments thereto, filed with the Internal Revenue Service in respect of each Plan and each such Annual Report fairly presents the funding status of the Plan to which it relates. There has been no material deterioration in the funding status of any Plan since the date of the Annual Report filed in respect thereof.

	Section 3.12. Defaults. Neither Borrower nor any Subsidiary is in default under any provision of its charter or by-laws or, so as to affect adversely in any material manner the business or assets or the condition, financial or otherwise, of Borrower on an individual basis, or of the Borrower and its Subsidiaries on a consolidated basis, under any provision of any agreement, lease or other instrument to which it is a party or by which it is bound.

	Section 3.13. Compliance with Laws. To the best of Borrower's knowledge, except as set forth in Schedule 3.13 hereto, neither Borrower nor any Subsidiary is in violation of or subject to any contingent liability on account of any Law (including but not limited to ERISA, the Code, any applicable occupational and health or safety Law, environmental protection Law, or hazardous waste or toxic substances management, handling or disposal Law and including but not limited to (a) any restrictions, specifications or requirements pertaining to products that either Borrower or any Subsidiary manufactures, processes or sells or pertaining to the services each performs, (b) the conduct of their respective businesses and (c) the use, maintenance or operation of the real and personal properties owned or possessed by them), except for violations which in the aggregate do not have a material adverse effect on the business, operations or financial condition of Borrower or the Subsidiary which is in violation of such Law.

	Section 3.14. Disclosure. To the best knowledge of Borrower, neither this Agreement nor any agreement, document, certificate or statement furnished to the Agent or the Banks by or on behalf of Borrower in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

	Section 3.15. Continuing Effect. All representations and warranties of Borrower hereunder are and shall be continuing ones and shall be true, correct and complete so long as Borrower shall have obligations outstanding and unperformed under this Agreement and the other Loan Documents.

ARTICLE IV

CONDITIONS OF LENDING

	The obligations of the Bank to make Loans hereunder are subject to the accuracy, as of the date hereof, of the representations and warranties herein contained, to the performance by Borrower of its obligations to be performed hereunder on or before the date of each such Loan and to the satisfaction of the following further conditions:

	Section 4.01. First Revolvinq Credit Loans. At the time of the making of the initial Loans after the date of this Agreement:

	(a) The Agent shall have received the following documents:

	(i) Opinion of Counsel for the Borrower. A favorable opinion of David Voltz, Esq., counsel for Borrower, dated the date of the initial Loans, in form and scope satisfactory to Reed Smith Shaw
& McClay, special counsel for the Agent and the Banks, as to (A) the matters referred to in Sections 3.01, 3.02, 3.07, and 3.09 hereof; and (B) such other matters incident to the transactions herein contemplated as the Agent and said special counsel may reasonably request;

	(ii) Certified Resolutions. Articles of Incorporation and Bylaws. etc. (A) Copies of all documents evidencing corporate action taken by Borrower relative to this Agreement and the other Loan Documents in form and substance satisfactory to the Agent and said special counsel for the Agent and the Banks, certified by the Secretary of Borrower, (B) copies of the Articles of Incorporation and By-Laws of Borrower (such Articles of Incorporation and By-Laws being certified by the Secretary of Borrower) and (C) certificates, dated a recent date, of the Secretary of State or other similar officials as to the good standing of Borrower under the laws of the state of its incorporation;

	(iii) Incumbency Certificates. Certificates, signed by a Secretary or an Assistant Secretary of Borrower, certifying as to the name of the officer or officers of Borrower authorized to sign this Agreement and the other Loan Documents and as to the specimens of the true signatures of such officer or officers, on which the Agent and the Banks may conclusively rely until a revised certificate is similarly so delivered;

	(iv) Officer's Certificate. Certificates, signed by a
Responsible Officer of Borrower as to the fulfillment of the condition precedent set forth in Sections 4.01(b)(i)-(iii) hereof;

	(v) Other Loan Documents. The duly executed Notes, initial Accounts Receivable-Inventory Report, and such other Loan
Documents as the Agent and the Banks may request; and

(b) The following conditions precedent shall be satisfied:

	(i) Representations and Warranties. Borrower's representations and warranties in Article III hereof shall be true and accurate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date);

	(ii) Absence of Event of Default. No Event of Default and no Potential Event of Default shall have occurred and be continuing or shall exist;

	(iii) Compliance with Covenants. Borrower shall be in compliance with the covenants set forth in Article V hereof;

	(iv) Opinion of Accountants. The report of independent certified public accountants accompanying the most recent audited financial statements delivered pursuant to Section 5.03 hereof shall not contain any material qualification or exception not acceptable to the Agent;

	(v) Material Adverse Change. No material adverse change (individually or in the aggregate) shall have occurred, in the reasonable judgment of the Agent, with respect to the condition (financial or otherwise), business, assets or financial condition of the total enterprise represented by Foster and its Subsidiaries on a consolidated basis from the date of the last audited financial statements delivered pursuant to Section 5.03 hereof to the date of such borrowing;

	(vi) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and all documents delivered to the Agent pursuant to this
Section 4.01 shall be in form and substance satisfactory to the Agent and the Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent, as the Agent shall reasonably request; and

	(vii) Amendment Fee. The Borrower shall have paid to the Agent, for the pro rata benefit of the Banks, an amendment fee equal to $50,000.

	Section 4.02. Subsequent Revolving Credit Loans; Letters of Credit. The making of Loans made subsequent to the initial Loans made pursuant to Section 4.01 hereof and the issuance of Letters of Credit, shall be made subject to the following terms and conditions:

	(a) Effect of Borrowinq Request or Application. The submission of a Notice of Borrowing pursuant to Section 2.04 hereof subsequent to the date of this Agreement and the submission of an Application pursuant to Section 2.02 hereof, shall be deemed to be a certification, as of the date of such submission or request, that:

	(i) Representations, Warranties and Covenants. The representations and warranties in Article III hereof shall be true and accurate with the same effect as though such warranties and representations had been made on and as of such date (except representations and warranties which relate solely to an earlier date) and Borrower is in compliance with the covenants set forth in Article V hereof; and

	(ii) Event of Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or shall exist.

 	(b) Leqal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance satisfactory to the Agent and the Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent, as the Agent shall reasonably request.

ARTICLE V

COVENANTS

	Section 5.01. Affirmative Covenants Other Than Reporting
Requirements. Borrower covenants to the Agent and each of the Banks that, so long as Borrower may borrow hereunder and until payment in full of all of the Debt, Borrower will:

	(a) Preservation of Corporate Existence, etc. Preserve and maintain its corporate existence, rights, franchises, licenses, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties, except where the failure to do so would not have a material adverse effect on the financial condition or business of Borrower.

	(b) Payment of Taxes, etc. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties owned by it, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials or supplies which, if unpaid, might become a Lien upon any material properties of Borrower or any Subsidiary, provided that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which Borrower or the Subsidiary in question shall have set aside on its books in accordance with GAAP appropriate reserves with respect thereto.

	(c) Compliance with Laws. Comply, and cause each Subsidiary to comply, with all applicable Laws (including but not limited to ERISA, the Code, and any applicable tax law, occupational safety or health Law, or environmental protection or pollution control
Law) in all material respects; provided that Borrower shall not be deemed to be in violation of this Section 5.01(c) as a result of any failure to comply that would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would materially affect the business, operations or financial condition of Foster and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document.

	(d) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance on its or their properties with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or such Subsidiary operates. Borrower will deliver to the Agent, at the time of making the first Loans and on the last day of each fiscal year thereafter a statement or insurance company certificate in such detail as the Agent may request as to all insurance coverage of Borrower and all of its Subsidiaries.

	(e) Maintenance of Properties, etc. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its properties (tangible and intangible) which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not effect adversely the financial condition or business of Borrower or the Subsidiary which owns such property.

	(f) Financial Accountinq Practices. Make, and shall cause each Subsidiary to make, and keep books, records and accounts which, in reasonable detail and determined on a consolidated basis for Foster and its Consolidated Subsidiaries, accurately and fairly reflect transactions and dispositions of assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization,
(ii) transactions are recorded as necessary (A) to permit preparation of consolidated financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

	(g) Visitation Riqhts. At any reasonable time and from time to time, permit the Agent or the Banks or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and any of the Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and any of the Subsidiaries with any of their respective officers, employees, or directors or independent accountants.

	(h) Maintenance of Minimum Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio greater than or equal to 1. 60 to 1 as of the end of each month on the basis of the twelve consecutive months then ending.

	(i) Maintenance of Minimum Consolidated Tangible Net Worth. From and after January 1, 1990, maintain at all times a Consolidated Tangible Net Worth greater than or equal to the sum of (A) $45,000,000 plus (b) 50% of the cumulative Consolidated
Net Income for each fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 1990 and for each fiscal quarter thereafter, such initial determination to be made as of December 31, 1990 and each subsequent determination to be made as of the end of each fiscal quarter of Borrower thereafter. For purposes of this Section 5.01 (i) only, Consolidated Net Income shall not include any loss attributable to any such period of determination.

	(j) Maintenance of Minimum Ratio of Consolidated Current Assets to Consolidated Current Liabilities. Maintain a ratio of Consolidated Current Assets to Consolidated Current Liabilities of at least 1. 25 to 1, determined as of the end of each fiscal month of Foster and its Consolidated Subsidiaries.

	(k) ERISA Covenants. (i) Cause each Plan Employer with respect to its Plans (A) to satisfy the minimum funding standards of
Section 412 of the Code with respect to any single-employer Plan and (B) to comply in all material respects with the provisions of ERISA and the Code which are applicable to any Plan and (ii) not permit any Plan Employer with respect to its Plans (A) to terminate any single-employer Plan which could result in any liability to the PBGC under Title IV of ERISA as set forth on IRS Form 5310 in an amount greater than $500,000 for any individual Plan or greater than $750,000 for any group of Plans terminated in any calendar year, (B) to engage in any prohibited transaction as described in Section 406 of ERISA or to incur a Reportable Event, (C) to withdraw from any multi-employer Plan which could result in the incurrence of withdrawal liability in an amount greater than $500,000, (D) to adopt any new Plan without prior written notice to the Agent and the Banks, (E) to lose the qualified status of any Plan under Section 401 of the Code or the exempt status of any related trust under Section 501 of the Code or (F) to cease operations at a multiple-plant facility within the meaning of Section 4062 (e) of ERISA and which could reasonably be expected to result in liability to the PBGC under Title IV of ERISA in an amount greater than $750,000, whether or not such liability is paid to the PBGC or secured by the filing of a bond with the PBGC.

	(l) Satisfaction of Judqments. Pay or otherwise satisfy, and cause of each of its Subsidiaries to pay or otherwise satisfy, every final judgment from which no further appeal may be taken in excess of $100,000 entered against it or such Subsidiary within 60 days after entry thereof or after the expiration of any stay of execution with respect thereto.

	(m) Maintenance of Minimum Eliqible Accounts. On each day when the Borrower's Consolidated Fixed Charge Coverage Ratio for the period of twelve consecutive months ending on the day before the first day of the then most recently completed month is less than or equal to 2.00 to 1, maintain Eligible Accounts which are, in the aggregate, greater than or equal to the product of
(i) forty percent (.40) times (ii) the sum of all Debt outstanding on such day under this Agreement.

	(n) Environmental Covenant. Notwithstanding the provisions of
Section 5.01(d) hereof, Borrower will, and will cause each of its Subsidiaries to (i) use and operate all of its facilities and properties in material compliance with all environmental
Laws (including, but not limited to, those Laws designed to protect human health and the environment), keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous substances and materials, toxic materials and all other materials hazardous to human health or the environment in material compliance with all applicable environmental Laws;
provided that Borrower shall not be deemed to be in violation of this Section 5.01(n)(i) as a result of any failure to comply that would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would materially affect the business, operations or financial condition of Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document, (ii) immediately notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in connection with environmental Laws, or compliance with or responsibility under environmental Laws, that may give rise to liability or responsibility under applicable environmental Laws, (iii) promptly respond in an appropriate manner to any such claims, complaints, notices or inquiries and, additionally, take action where appropriate to remedy any such alleged condition or noncompliance with environmental good faith by proper proceedings; and (iv) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section 5.01(n).

	Section 5.02. Neqative Covenants. Borrower covenants that, so long as Borrower may borrow hereunder and until payment in full of the Debt, Borrower will not:

	(a) Maintenance of Maximum Ratio of Consolidated Total
Liabilities to Consolidated Tanqible Net Worth. Permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net
Worth to exceed 2.0 to 1 at any time.

	(b) Indebtedness. Create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist, or permit any Subsidiary to create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist, any Indebtedness (including Guarantees) other than the following:

	(1) Indebtedness in respect of obligations to the Agent and the Banks hereunder or under the other Loan Documents.

	(2) Indebtedness in the ordinary course of business, in respect of accounts payable, accrued payroll expenses, accrued pensions, progress billings and, unbilled retentions in excess of related cost, estimated replacements on sales, deferred income taxes, liabilities of a character described as accrued liabilities on the consolidated balance sheet of Foster and its Consolidated
Subsidiaries, other taxes, assessments, governmental charges, and claims for labor, materials or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.01(b) hereof.

	(3) Indebtedness not existing on the date hereof arising in respect of the purchase of property on which Liens are permitted under clause (5) of Section 5.02(c) hereof.

	(4) Indebtedness (other than Capitalized Leases) existing on the date hereof and set forth on Schedule 5.02(b) attached hereto or reflected in the financial statements delivered pursuant to Section 3.03 hereof.

	(5) Indebtedness arising in respect of Capitalized Leases which in the aggregate do not provide for payments during any fiscal year in excess of $2,500,000.

	(6) Private Placement Debt, which shall be permissible only in the event of the execution and delivery of an intercreditor agreement (the "Intercreditor Agreement") between the Agent and the purchaser of the Private Placement Debt, which agreement shall contain such terms and conditions as are appropriate and as are satisfactory to the Agent, including but not limited to provisions for the pari passu treatment of any collateral and for the acceleration of any Indebtedness.

	(7) Other Indebtedness in an aggregate principal amount not exceeding $1,500,000 at any time outstanding.

	(c) Negative Pledge: Liens. (i) Create, assume, incur, or suffer to be created, assumed, incurred or to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; or (ii) transfer or permit any Subsidiary to transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement, including, without limitation, Capitalized Leases; or (iv) suffer to exist any Indebtedness which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given priority over its general creditors; or (v) enter, or permit or cause any Subsidiary to enter into any agreement which purports to restrict in any manner the ability of the Borrower or any Subsidiary to grant security interests or liens to the Agent for the benefit of the Agent and the Banks, in respect of assets either of the Company or of any Subsidiary, which assets have not theretofore been encumbered or made subject to the grant of a security interest in favor of or for the benefit of the Agent and the Banks; provided, however, that the Borrower and its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

	(1) Liens in favor of the Agent for the benefit of the Agent and the Banks.

	(2) Nonconsensual Liens to secure claims for Indebtedness permitted by Section 5.02(b)(2) hereof.

	(3) Liens existing on the date hereof and Liens securing
Indebtedness permitted by Section 5.02(b) hereof.

	(4) Deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pensions or other social security obligations.

	(5) Purchase money security interests (including mortgages, conditional sales, and any other title retention or deferred purchase devices) in personal property of Borrower or a Subsidiary existing or created at the time of acquisition thereof, and the renewal, extension and refunding of any such security interest in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that the principal amount of Indebtedness secured by each such security interest in each item of property does not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of the item subject thereto.

 	(6) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons, provided the payment thereof is not at the time required by
Section 5.01(b).

	(7) Liens incurred or deposits made in the ordinary course of business (x) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property, or payment of the deferred purchase price of property, or (y) on the proceeds of insurance policies securing the borrowings to finance the premiums thereon.

	(8) Attachment, judgment and other similar Liens arising in connection with court proceedings, so long as such Liens have not been in force for the applicable appeal period, execution or other enforcement has not been levied and thereafter so long as the execution or other enforcement of such Liens is effectively stayed, provided the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

	(9) Liens on property of a Subsidiary securing obligations owing to Borrower or a Wholly-Owned Subsidiary.

	(10) Reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially interfere with the ordinary conduct of the business of Borrower and its Subsidiaries.

	(11) Liens or deposits made in connection with contracts with or made at the request of the United States of America or any department or agency thereof or resulting from progress payments or partial payments under any such contracts.

	(12) Bailments of property (a) to bailees which have entered into an agreement with Borrower and the Agent in substantially the form attached hereto as Exhibit E, with blanks appropriately filled, as the same may be amended, supplemented or modified from time to time, provided, however, that Borrower may enter into an agreement or agreements regarding the bailment of commingled goods which are not substantially in the form of Exhibit E so long as the value of commingled goods subject to such bailments does not exceed $250,000 in the aggregate, or (b) other bailments of property, including bailments in connection with Borrower's relay rail activities and consistent with Borrower's past practices, provided, however, that the value of such bailments does not exceed $20,000,000 in the aggregate for all such property.

	(13) Liens in favor of one or more of the Banks to secure the obligations of the Company under one or more Interest Rate Swap
Agreements (as defined in the Security Agreement).



	(d) Continqent Liabilities. Become liable or permit any Subsidiary to become liable in respect of any Guarantees except
(i) Guarantees existing on the date hereof and disclosed on
Schedule 5.02(d) attached hereto, (ii) Guarantees entered into by Foster for the benefit of one or more Wholly-Owned Subsidiaries of Foster, (iii) Guarantees which may be required in order to comply with applicable Law, including but not limited to ERISA, (iv) Guarantees or obligations arising in respect of bid or performance bonds, (v) Guarantees in favor of the Banks, and (vi) other Guarantees which in the aggregate could not result in payments in excess of $1,000,000.

	(e) Mergers, etc. Merge or consolidate with any person or agree to do so or permit any Subsidiary to do so, or create or acquire any new Subsidiary, except that, after notice to the Agent and the Banks, (i) any Subsidiary of Foster may merge with Foster in a transaction where Foster is the surviving entity, (ii) any Subsidiary may merge with any other Subsidiary, and (iii) Foster may create Subsidiaries not existing on the date hereof for the purpose of effecting transactions permitted under clause (5) of
Section 5.02(g) hereof.

	(f) Sales of Assets. etc. Sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired) to any person or entity, or permit any Subsidiary to do so, except (i) sales of assets in the ordinary course of business, (ii) sales of inventory previously categorized as obsolete, slow moving or surplusage and sales of machinery, equipment or other similar operating assets previously categorized as obsolete or surplusage and not utilized at the time of such sale in the ordinary course of business of the selling entity, (iii) sales of artwork, (iv) sales of the stock of Subsidiaries permitted to be created under Section
5.02(e)(iii) hereof, (v) [intentionally omitted], (vi) after notice to the Agent and the Banks, sales of properties and assets following an approval by Foster's board of directors that such sales are made on commercially reasonable terms at fair market value and do not exceed $2,500,000 individually or $5,000,000 in the aggregate during the term of this Agreement, (vii) a lease or sublease of new machining equipment valued at approximately $1,500,000 to Rail Products & Fabrications, Inc., based in Seattle, Washington ("RPF") and (viii) sales of the Borrower's investment in Dakota, Minnesota & Eastern Railroad Corp. for a price at least equal to the value of that investment as shown in the then most recent financial statements of the Borrower provided to the Agent.

    (g) Investments. Make or permit any Subsidiary to make Investments in any individual, firm or corporation except:

    (1) direct obligations of or obligations directly guaranteed by the United States of America, prime commercial paper (rated by Moody's Investors Service at not less than A-2 and by Standard and Poors at not less than P-2), and certificates of deposit or repurchase agreements issued by any commercial bank having capital and surplus in excess of $100,000,000;

    (2) Investments of Borrower and the Subsidiaries in the ordinary course of business and under usual and customary terms in the form of advances to the Borrower's and the Subsidiaries' suppliers and subcontractors;

    (3) Investments in Subsidiaries and joint ventures which are in existence on the date of this Agreement in amounts not to exceed $1,500,000 in the case of any single Investment or $2,500,000 in the aggregate during the term of this Agreement;

    (4) Deposit accounts (including time and demand) in and bankers' acceptances of commercial banks referred to in clause (1) of subsection 5.02(g); and

	(3) Liens existing on the date hereof and Liens securing
Indebtedness permitted by Section 5.02(b) hereof.

	(4) Deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pensions or other social security obligations.

	(5) Purchase money security interests (including mortgages, following a determination by Foster's board of directors that such Investment is in the best interest of Foster and its Consolidated Subsidiaries, and (iii) the amount of such Investments shall not exceed $1,500,000 individually or $2,500,000 in the aggregate during the term of this Agreement.

    (6) Investments existing on the date of this Agreement (including extensions or renewals thereof);

    (7) Advances to RPF under the Loan and Security Agreement, dated June 8, 1995, between the Borrower and RPF, aggregating not more than $750,000. If requested by the Agent or the Banks, the Borrower will cause RPF's repayment obligation to be evidenced by a promissory note.

provided, however, that Borrower may make Investments which are not in compliance with this Section 5.02(g) in the aggregate amount of $500,000 at any one time outstanding.

	(h) Restrictions on Distributions. Directly or indirectly, or through any of its Subsidiaries, declare, pay, make or incur any liability to make any Distribution, except for (i) Distributions made by any Subsidiary to Borrower, (ii) Distributions made in the form of Dividends in respect of the common stock of Foster at any time on or after January 1, 1995, in an aggregate cumulative amount not exceeding the sum of $1,300,000 plus 25% of any Consolidated Net Income (determined for the period from January 1, 1995, to and including such time) and (iii)
Distributions permitted under Section 5.02(j) hereof.

	(i) Transactions with Controlling Persons. Pay, directly or indirectly, any funds to or for the account of, make any Investment in, or enter into a Guarantee in respect of the Indebtedness of, or lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, other than in the ordinary and usual conduct of business and upon fair and reasonable terms no less favorable to Borrower than those it would obtain in a comparable arm's length transaction with one not affiliated with Borrower, to any Controlling Person, or permit any of its Subsidiaries to do so; provided, however, that notwithstanding the provisions of this Section 5.02(i) Borrower or its Subsidiaries may pay to its officers and directors salaries and fees for services rendered in such capacities and usual and ordinary business expenses and advances for travel expenses, incentive compensation pursuant to plans of Borrower and its Subsidiaries existing on the date hereof and plans hereafter adopted by the board of directors of Borrower, may make payments pursuant to existing contractual relationships between Borrower or its Subsidiaries and officers and employees thereof and contractual employment relationships approved by the board of directors of Borrower between Borrower or its Subsidiaries and employees thereof, may provide and make available to eligible employees fringe and other usual benefits in accordance with past practices, and may, pursuant to an agreement approved by the board of directors of Borrower, pay fees for services and advice (in an amount which bears a reasonable relationship to the amount and type of such services and advice) to directors.

	(j) Debt Retirement, Purchases and Redemptions. (i) Voluntarily purchase, prepay, redeem or otherwise retire except at its stated redemption date or maturity any preferred or preference stock, subordinated debentures, sinking fund debentures, promissory notes or other securities (except pursuant to clause
(ii) of this Section 5.02(j) hereof) issued by Borrower or any Subsidiary, or agree to the rescheduling to shorten scheduled maturities or principal payments of or to increase the rate of interest payable on outstanding indebtedness under any agreement or instrument evidencing an obligation for borrowed money of Borrower or any Subsidiary, or permit any of its Subsidiaries to do so, or (ii) purchase, redeem, acquire, or otherwise retire, directly or indirectly, any shares of common stock of Foster, or permit any of its Subsidiaries to do so, unless such purchase or acquisition is necessary to the continuation of a Plan existing on the, date hereof.

	(k) Consolidated Capital Expenditures. Make or permit any Subsidiary to make Consolidated Capital Expenditures in the aggregate in excess of (i) $4,000,000 in any one fiscal year plus (ii) a maximum of $2,000,000 of Consolidated Capital Expenditures not utilized pursuant to clause (i) of this paragraph in the immediately preceding fiscal year; provided, however, that, independent of this limitation, Foster may make during 1995 capital expenditures up to an aggregate maximum amount of $2,900,000 in a joint venture with Newport Steel Corp. for the installation and operation of pipe coating and rolling equipment.

	(l) Operating Leases. Enter into or become subject to, or permit any of its Subsidiaries to enter into or become subject to, Operating Leases which in the aggregate provide for payments during any fiscal year in excess of $6,000,000.

	Section 5.03. Reporting Requirements. Borrower covenants that, so long as it may borrow hereunder and until payment in full of all Notes issued hereunder and interest due thereon and all other amounts due hereunder and under any other Loan Document, Borrower will furnish to each Bank:

	(a) Financial Statements. (i) Within 15 calendar days after the due date of filing with the Securities and Exchange Commission copies of forms 8-K, 10-Q and 10-K (or if any of such forms are discontinued, substantially equivalent reports) accompanied, (A) in the case of each form 10-Q, by a certification of a Responsible Officer of Foster of all financial statements set forth therein and (B) in the case of each form 10-K, by a report on the financial statements set forth therein of independent public accountants of recognized standing selected by Borrower which report or opinion shall not contain any qualification or exception not reasonably acceptable to the Agent or, if Foster is no longer required to file such reports with the Securities and Exchange Commission, Borrower shall furnish:

	(1) within 60 days after the end of the first three quarters of each fiscal year, consolidated statements of profit and loss and changes in cash flow of Foster and its Consolidated Subsidiaries for such fiscal quarter, for the period between the end of the preceding fiscal year and the end of the most recent fiscal quarter and for the corresponding periods of the preceding fiscal year, and a balance sheet of Foster and its Consolidated
Subsidiaries at the end of such quarter and at the end of the preceding fiscal year, all in reasonable detail, subject, however, to year-end audit adjustments, and certified by a Responsible Officer of Borrower;

	(2) within 90 days after the end of each fiscal year, a consolidated statement of profit and loss and changes in cash flow and changes in shareholders' equity of Foster and its Consolidated Subsidiaries for such year and a consolidated balance sheet of Foster and its Consolidated Subsidiaries as of the end of such year, setting forth in each of such statements and balance sheets in comparative form (or, if comparative form is not required by regulations of the Securities and Exchange Commission applicable to companies with securities registered under the Securities Act of 1933, in the form required by such regulations) the corresponding statements for the preceding fiscal year, all in reasonable detail and reported on by independent public accountants of recognized standing selected by Borrower, whose report or opinion accompanying such financial statements shall not contain any qualification or exception not reasonably acceptable to the Agent;

	and (ii) as soon as practicable and in any event within twenty
(20) days after the close of each month of each fiscal year of Borrower, unaudited consolidated statements of income and changes in cash flow of Foster and its Consolidated Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such month, and an unaudited consolidated balance sheet of Foster and its Consolidated
Subsidiaries as of the close of such month, all in reasonable detail.

	(b) Accounts Receivable-Inventory Reports; Officer's Certificates. At the time the statements and balance sheets required by the preceding clause (a) are furnished, (i) an updated Accounts Receivable - Inventory Report in detail and form satisfactory to the Banks and signed by a Responsible Officer of the Borrower, and (ii) a certificate of a Responsible Officer setting forth in reasonable detail the data and computations necessary to indicate compliance with the provisions of Sections 2.05, 5.01(h), 5.01(i), 5.01(j), 5.02(a),
and 5.02(k) hereof. In addition to the requirements set forth in this paragraph, the Borrower shall from time to time upon the reasonable requests of the Banks provide to the Banks update Accounts Receivable Inventory Reports.

	(c) Proxy/Registration Statements. Promptly upon the sending, making available or filing of the same, a copy of each financial statement, report and proxy statement sent by Foster to its stockholders, of each registration statement or information statement that shall have become effective and of each regular or periodic report filed by Foster or any Consolidated
Subsidiary with the Securities and Exchange Commission or any governmental authority succeeding to the functions thereof.

	(d) ERISA Notifications. (i) Notice (or cause each Plan Employer with respect to its Plans to notify the Agent and each of the Banks prior to taking final corporate action) (A) of the Plan Employer's intention to adopt any new Plan, and (B) of the Plan Employer's intention to terminate for purposes of Title IV of ERISA any singleemployer Plan or to withdraw from or cease making timely contributions to any multi-employer Plan, (ii) copies of (or cause each Plan Employer with respect to its Plans to deliver to the Agent and each of the Banks copies of contemporaneously with the filing with or receipt from the applicable governmental agency or Plan) (A) IRS Form 5310 relating to a Plan termination or transfer of Plan assets, (B) of any 30-day Notice to the PBGC of a reportable event as described in Section 4043 of ERISA, (C) of any IRS Form 5500, including all schedules, for any Plan which, on the date on which such IRS Form 5500 is filed, has unfunded vested liabilities in excess of $100,000, (D) of any writing from the PBGC to the effect that it may or will take action to terminate any Plan under Title IV of ERISA or from any multi-employer Plan that it may and will take action to assert withdrawal liability against the Plan, (E) of any notice filed with the PBGC pursuant to Section 4041 of ERISA and (F) of any notice from the Secretary of the Treasury to the effect that a Plan has lost its qualified status under Section 401 of the Code or has been terminated within the meaning of Section 411(d)(3) of the Code, and (iii) within thirty (30) days of the filing or receipt of each such document other than IRS Form 5500, a certificate of a Responsible Officer of Borrower certifying as to what further action has been taken by the Plan Employer in connection therewith and whether the matter referred to in such document is likely to cause the Plan Employer to incur liability to the PBGC or multi-employer Plan in an amount in excess of $100,000. For all purposes of this paragraph, Borrower shall be deemed to have all knowledge of all facts attributable to any Plan administrator or any other Plan Employer, or with respect to a multiemployer Plan on notice of withdrawal liability from any multiemployer Plan.

	(e) Notices of Default. As soon as possible, and in any event within five days after the occurrence of each Event of Default or Potential Event of Default a statement of a Responsible
Officer of Borrower setting forth details of such Event of Default or Potential Event of Default and the action which Borrower proposes to take with respect thereto.

	(f) Notices of Material Litiqation. Promptly upon becoming aware thereof, notice of the commencement, existence or threat of any proceeding against or affecting Borrower or any Subsidiary (i) which, if adversely decided, could have a material adverse effect on the business, operations or financial condition of the Borrower or any Subsidiary or on the ability of Borrower to perform its obligations under this Agreement or any other Loan Document or (ii) arising under any federal, state or local Law, regulating (A) the discharge of materials into or the protection of the environment, (B) the management, handling or disposal of hazardous waste or toxic substances or (C) the public health.

	(g) Notices of Adverse Judgments. Promptly after the institution thereof, notice of all adverse judgments in excess or $250,000 or which involve any substantial risk of any material adverse effect on the business, operations or condition (financial or otherwise) of Borrower or any Subsidiary entered by an Official Body against Borrower or any Subsidiary, said notice to include the exact Dollar amount of any such adverse judgment as well as any other estimated adverse economic impact on the Borrower or its Subsidiaries.

	(h) Material Adverse Changes. Promptly after the occurrence thereof, notice and a reasonably detailed description of all events, conditions, acts, facts and omissions (except general economic conditions in the United States which are a matter of public knowledge) which would constitute a material adverse change in or which involve any substantial risk of any material adverse effect on the business, operations or condition
(financial or otherwise) of Borrower.

	(i) Copies of Reports, Filings, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which Borrower or any Subsidiary may file with the Securities and Exchange
Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

	(j) Returns, etc. Promptly after the occurrence thereof, and if material individually or in the aggregate, notice of (i) all returns, rejections, repossessions or losses of or damage to property incurred by an account and (ii) any requests for audit or adjustment, or any dispute, relating to an account.

	(k) Other Information. Such information and documents relating and to Borrower's financial condition, business, assets or liabilities, at such times and in such form and detail as the Agent or any Bank may request, including, without limitation,
(i) all invoices, documents, contracts, chattel paper, instruments and other writings pertaining to Borrower's contracts or the performance thereof, (ii) evidence of Borrower's accounts and statements showing the aging, identification, reconciliation and collection thereof, (iii) reports as to the Borrower's inventory and sales, shipment, damage or loss thereof, and (iv) a list of all of the locations where any of Borrower's Eligible Inventory is kept or stored, such list to be updated and revised, if necessary, on a quarterly basis and provided to the Agent and the Banks at the time financial statements are submitted pursuant to Section
5.03(a) hereof or as requested by any Bank, all of the foregoing to be certified by authorized officers or other employees of Borrower, and such other information respecting the business, the properties or the condition or operations, financial or otherwise, of Borrower or any of the Subsidiaries as the Agent or any Bank may from time to time reasonably request.

ARTICLE VI

DEFAULT

	Section 6.01. Events of Default. If any one or more of the following described Events of Default shall occur and be continuing or exist, the Banks and the Agent shall have the rights and remedies, in addition to all other rights and remedies available to the Banks and the Agent, set forth in Sections 6.02 and 6.03 of this Agreement:

	(a) Borrower shall fail to pay interest, principal or any other amount due hereunder within two Business Days of the date when due; or

	(b) Borrower shall default (i) in any payment of principal of or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created and as a result of such default such obligation has become due prior to its stated maturity and the result of an event specified in clause (ii) is to accelerate or permit the acceleration of any such obligation in excess of $500,000; or

	(c) Any representation or warranty herein made by Borrower, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and Borrower shall not have taken corrective measures satisfactory to the Agent and the Banks with respect thereto within 30 days after a written notice is sent to Borrower by the Agent; or

	(d) A Default shall occur under either Section 5.01(h), 5.01(i), 5.01(j), 5.02(a), 5.02(e), 5.02(h), 5.02(i), 5.02(j) or
5.02(k) hereof or an Event of Default shall occur under the Security Agreement, the Allegheny Security Agreement, the Pledge Agreement, or the Guaranty and Suretyship Agreements; or

 		(e) A Default shall occur under either Section 5.01(m), 5.01(n), 5.02(b), 5.02(c), 5.02(d), 5.02(f), or 5.02(g) hereof and such Default shall not have been cured within 30 days of the occurrence of such Default; or

	(f) Borrower shall default in the performance of any other covenant, condition or provisions hereof and Borrower shall not have taken corrective measures satisfactory to the Agent and the Banks with respect thereto within 30 days after a written notice is sent to Borrower by the Agent; or

	(g) Both the following events shall occur: (i) a Reportable Event, the occurrence of which would have a material adverse effect on the Plan Employer and which could cause the imposition of a lien under Section 4068 of ERISA, shall have occurred with respect to any Plan or Plans and be continuing 30 days after written notice of such event shall have been given to Borrower by the Agent; and (ii) the aggregate amount of the then current value of benefit commitments under such Plan or Plans guaranteed under Title IV of ERISA (and determined using the PBGC actuarial assumptions for determining asset sufficiency) exceeds the then current value of the assets allocable to such benefit commitments by more than $1,000,000 at such time; or

	(h) A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or any Subsidiary or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of 60 consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding; or

	(i) Borrower or any Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator
(or other similar official) of Borrower or Subsidiary or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

Section 6.02. Consequences of Event of Default.

	(a) If an Event of Default specified under paragraphs (a) through (g) of Section 6.01 shall occur, the Banks shall be under no further obligation to make Loans hereunder and the Agent shall be under no further obligation to issue Letters of Credit hereunder; and the Agent, upon instructions from the Required Banks, may by written notice to Borrower declare the unpaid balance of all Loans then outstanding and interest accrued thereon, and all other liabilities of Borrower hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable, without presentment, demand or protest of any kind, all of which are hereby expressly waived.

	(b) If an Event of Default, specified under paragraphs (h) or
(i) of Section 6.01 shall occur, the Banks shall be under no further obligation to make Loans hereunder and the Agent shall be under no further obligation to issue Letters of Credit hereunder; and the unpaid balance of all Loans then outstanding and interest accrued thereon and all other Debt shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

	Section 6.03. Rights of Set-Off. In case an Event of Default shall occur and be continuing or shall exist, the Agent and each Bank shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to the unpaid balance of the Debt all the Notes and all other obligations of Borrower hereunder any debt owing to, and any other funds held in any manner for the account of Borrower by such holder, including, without limitation, all funds in all deposit accounts (whether general or special, time or demand, provisionally credited or finally credited, or otherwise) now or hereafter maintained by Borrower for its own account with such holder, and the Agent and each Bank is hereby granted a security interest in and lien on all such debts (including all such deposit accounts) for such purpose; provided, however, that, except for operating expenses due the Agent from the Borrower, obligations of the Borrower to the Banks arising in connection with the Loans shall be satisfied first with the proceeds of any exercise of the right of set-off before any other obligations of the Borrower to any of the Banks shall be paid. Such right shall exist whether or not any such holder or the Agent or any Bank shall have made any demand under this Agreement or any Note and whether or not the Notes and such other obligations are matured or unmatured. Borrower hereby confirms each such holder's and the Agent's and each Bank's right of banker's lien and set-off and nothing in this Agreement shall be deemed any waiver or prohibition of any such holder's or of the Agent's and each Bank's right of banker's lien and set-off; provided, however, that the Agent and the Banks hereby waive said rights of banker's lien, set-off, counterclaim or right to withhold payment with respect to a deposit account to be established with the Agent in an amount of up to $1,500,000 for the exclusive purpose of environmental remediation, the number of said account to be provided to the Agent by the Borrower promptly upon the opening of said account.

ARTICLE VII

THE AGENT

	Section 7.01. Appointment. The Banks hereby appoint Mellon Bank, N.A. to act as Agent as herein specified for the Banks hereunder and under the Loan Documents. Each of the Banks does hereby accept and agree to all the terms and conditions of the Loan Documents. Each of the Banks hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder and thereunder, as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement and the Loan Documents. The Banks hereby appoint the law firm of Reed Smith Shaw & McClay to act as counsel to the Agent and each of the Banks as to all matters arising in connection with this Agreement or the other Loan Documents.

	Section 7.02. Delegation of Duties. The Agent may perform any of its duties hereunder or under the Loan Documents by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

	Section 7.03. Nature of Duties: Independent Credit Investiqation. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any Loan Document a fiduciary relationship in respect of any Bank; and nothing in this Agreement or any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any Loan Document, except as expressly set forth herein or therein. Each Bank expressly acknowledges (a) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (b) that it has made and will make its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of Borrower in connection with the making and continuance of the Loans hereunder; (c) that it has made its own independent investigation of the legal matters relating to this Agreement, the other Loan Documents and the Notes to be issued to it pursuant to the terms hereof; and (d) that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of a Loan or at any time or times thereafter.

	Section 7.04. Actions in Discretion of Agent; Instructions from the Banks. The Agent agrees, upon the written instructions of all the Banks to take any action of the type specified as being within the Agent's rights, powers or discretion herein. In the absence of instructions by all he Banks the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement or a Loan Document specifically requires the consent of all the Banks. Any action taken pursuant to such instructions or discretion shall be binding on all the Banks and on all holders of Notes. No Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under the other Loan Documents in accordance with the instructions of all Banks, or in the absence of such instructions, in the absolute discretion of the Agent, subject to the provisions of Section 7.06 hereof.

	Section 7.05. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them hereunder or under the other Loan Documents, or in connection herewith or therewith, unless caused by its or their own gross negligence or willful misconduct. In performing its functions and duties hereunder on behalf of the Banks, the Agent shall exercise the same care which it would exercise in dealing with loans for its own account, but it shall not (a) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement, any Loan Document or any of the Notes, or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any Loan Document, or (b) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the Borrower, or the existence or possible existence of any Event of Default or Potential Event of Default.

	Section 7.06. Reimbursement and Indemnification. Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by Borrower) ratably, in proportion to its Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement, the Loan Documents, the Letters of Credit or the Notes or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including attorney's fees) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or the preservation of any rights under, this Agreement and the other Loan Documents to the extent that the Agent is not reimbursed for such expenses by Borrower.

	Section 7.07. Reliance by Aqent. The Agent shall be entitled to rely upon any writing, telegram, telecopy, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, or order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper person, firm or corporation, and upon opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder or under any Loan Document unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

	Section 7.08. Agent in its Individual Capacity. With respect to its Commitments, the Loans made by it and any Note held by it, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the terms "Banks" or "holders of the Notes" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, Borrower and its Subsidiaries and affiliates as though it were not acting as Agent hereunder.

	Section 7.09. Holders of Notes. The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any legal entity who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

	Section 7.10. Equalization of Banks. The Banks agree among themselves that, with respect to all amounts received by any Bank for application on any obligation hereunder or on the Notes, after the earlier of an exercise of any Bank's rights of set-off pursuant to the provisions of Section 6.03 or the acceleration of maturity of any of the Notes pursuant to the provisions of Section 6.02, equitable adjustment will be made in the manner stated in the next succeeding sentence so that, in effect, all such amounts will be shared ratably among the Banks, in proportion to the sum of the amounts then outstanding under the Notes, plus all other Indebtedness of Borrower to them, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or any other non-pro rata source. Any Bank receiving any such amount shall purchase for cash from the other Banks an interest in their Notes, Borrower's Indebtedness to the Banks, and all other obligations of Borrower to the Banks, if any, in such amount as shall result in a ratable participation by each of the Banks in the aggregate unpaid amount of all outstanding Notes then held by all of the Banks, all Indebtedness of Borrower to the Banks, and all other obligations of Borrower to the Banks, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery but without interest.

	Section 7.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and Borrower. Upon any such resignation, the Required Banks (with the consent of Borrower, which consent shall not be unreasonably withheld) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring
Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.

 		ARTICLE VIII

  	MISCELLANEOUS

	Section 8.01. Modifications, Amendments or Waivers. With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and Borrower may from time to time enter into agreements amending or changing any provision of this Agreement or the rights of the Banks or Borrower hereunder, or the Agent, with the written consent of the Required Banks, may grant waivers or consents to a departure from the due performance of the obligations of Borrower hereunder, any such agreement, waiver or consent made with such written consent being effective to bind all the Banks; provided, that no such agreement, waiver or consent may be made which will:

	(a) Reduce or increase the amount or alter the term of the Commitment of any Bank hereunder, or alter the provisions relating to the Facility Fees payable to any Bank hereunder, or amend Section 2.07 hereof without the written consent of all the Banks; or

	(b) Extend the time for payment of principal or interest on any Note, or reduce the principal amount of or the rate of interest borne by any Note, or otherwise affect the terms of payment of the principal of or interest on any Note, without the written consent of the holder of such Note; or

	(c) Amend Sections 2.05(d) or 2.08 hereof without the written consent of all of the Banks;

	(d) Change the percentages specified in the definition herein of "Required Banks", or amend this Section 8.01 without the written consent of all the Banks;

	(e) Amend Section 5.02(c) hereof without the written consent of all the Banks;

	(f) Amend the definitions of "Eligible Accounts" or "Eligible Inventory" set forth in Section 1.01 hereof, such that the standards of eligibility are more restrictive, without the written consent of the Required Banks, or amend these definitions, such that the standards of eligibility are more permissive, without the written consent of all the Banks; or

	(g) Release the security interest in the Collateral granted in any of the Loan Documents without the written consent of all of the Banks.

	Section 8.02. No Implied Walvers: Cumulative Remedies: Writinq Required. No delay or failure of the Agent, any Bank or holder of any Note in exercising any right, power or remedy hereunder or under any Loan Document shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder and under the other Loan Documents of the Agent, an Bank, and holders of the Notes are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which they or any of them would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Agent, any Bank or the holder of any Note of any breach or default under this Agreement, any other Loan Document or any Note or any such waiver of any provision or condition hereof or thereof must be in writing and shall be effective only to the extent in such writing specifically set forth.

	Section 8.03. Reimbursement of Expenses: Taxes. Borrower agrees upon demand to pay or cause to be paid or to reimburse the Agent and save the Agent harmless against liability for the payment of all reasonable out-of-pocket expenses, including without limitation reasonable fees and reasonable expenses of Messrs.
Reed Smith Shaw & McClay, special counsel for the Agent and the Banks, and all other reasonable fees and expenses (including counsel fees and the costs and expenses incurred by the Agent's asset-based lending division or credit recovery group) incurred by the Agent (a) arising in connection with the development, preparation, execution, performance, administration and interpretation of this Agreement, all of the other Loan
Documents, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, (c) arising in connection with the enforcement of this Agreement, or the other
Loan Documents, collection of the Notes, or the proof and allowability of any claim arising under this Agreement or the other Loan Documents, whether in any bankruptcy or receivership proceeding or otherwise, and (d) arising in connection with any litigation or preparation for litigation related to the collection of amounts owed under this Agreement, or the other
Loan Documents. Borrower agrees upon demand to pay or cause to be paid or to reimburse each Bank and save each Bank harmless against liability for the payment of all reasonable out-of-pocket expenses (including fees and expenses of their respective counsel) incurred by such Bank in connection with the collection of the Notes or the proof and allowability of any claim arising under this Agreement or the other Loan Documents, whether in any bankruptcy or receivership proceeding or otherwise. The Borrower agrees to pay and to indemnify and save the Banks harmless from any and all liability for any stamp or other taxes, fees or similar impositions which may be payable in connection with this Agreement, the Notes or the other Loan
Documents, or the performance of any transactions contemplated hereby or thereby.

 	Section 8.04. Indemnity. Borrower agrees to indemnify each of the Agent and the Banks, their directors, officers and employees and each legal entity, if any, who controls the Agent and each of the Banks and to hold the Agent and each of the Banks harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, all reasonable fees of counsel with whom the Agent and each Bank may consult and all expenses of litigation or preparation thereon which any of the Agent or the Banks may incur or which may be asserted by a third party against the Agent or any of the Banks in connection with or arising out of the matters referred to herein or in the other Loan Documents. The indemnity agreement contained in this Section 8.04 shall survive the termination of this Agreement. Promptly and upon receipt by any indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Borrower hereunder, notify the Borrower in writing of the commencement thereof. Borrower may participate at its expense in the defense of any such action or claim.

	Section 8.05. Holidays. Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

	Section 8.06. Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telexed, telecopied or telegraphic communication) and mailed, telexed, telecopied, telegraphed or delivered to the respective parties, as follows:

Borrower:

L.B. Foster Company
415 Holiday Drive
Pittsburgh, Pennsylvania 15220
Attn: Chief Financial Officer

Telephone: (412) 928-3400
Telecopier: (412) 928-3486
Telex: (710) 664-4325
Answerback: Foster Hqs


The Agent:

Mellon Bank, N.A.
One Mellon Bank Center
45th Floor
Pittsburgh, Pennsylvania 15258-0001
Attention: Charles H. Staub

Telephone: (412) 234-1068
Telecopier: (412) 236-1914
Telex: 812-367
Answerback: Mel Bnk PGH

With a copy to:

Mellon Bank, N. A.
Loan Administration
Three Mellon Bank Center
Pittsburgh, Pennsylvania 15259
Attn: Agented Credits

The Banks:

Their respective names and
addresses set forth in
Section 2.01 hereof

or in accordance with any subsequent written direction from any party to the others. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when deposited in the mail, postage prepaid; in the case of telex or telecopier, when received; or in the case of telegraph, when delivered to the telegraph company, charges prepaid.

	Section 8.07. Survival. All representations, warranties, covenants and agreements of Borrower contained herein or in any other Loan Document or made in writing in connection herewith shall survive the execution and delivery hereof and thereof and the making of Loans hereunder and the issuance of Letters of Credit hereunder, and shall continue in full force and effect so long as Borrower may borrow hereunder and until payment in full of the Debt.

	Section 8.08. Governing Law. This Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, excluding its rules relating to the conflict of laws.

	Section 8.09. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Agent, the

Banks, Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations hereunder or any interest herein. Any Bank may from time to time sell, assign or grant one or more participations in all or any part of its Commitment or any Loan made by it or which may be made by it, or of its right, title and interest therein or thereto or in or to this Agreement (collectively, "Interests"), to another lending office, bank, financial institution, or other entity ("Transferees"), provided, (a) that no Transferee shall be entitled to receive any greater payment under Sections 2.05(d) and 2.08 than the Bank making such transfer would have been entitled to receive with respect to the rights transferred; (b) that any Transferee (unless otherwise provided in the instrument of transfer) may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its Interest as fully as if such Transferee were the holder of a Loan in the amount of its Interest; and (c) that, unless

	(i) Borrower consents in writing to the absolute assignment to a Transferee by a Bank hereunder, which consent shall not be unreasonably withheld,

	(ii) the transferring Lender shall have paid to the Agent the then standard fee in connection with the registration of such transfer, and

	(iii) such Transferee shall have executed and delivered to Borrower and the Agent an agreement satisfactory in form and substance to counsel for the Agent by which such Transferee agrees to become a party hereto and to be bound by all of the terms, conditions and provisions hereof, any agreement pursuant to which any Bank may grant a participation in its rights with respect to any particular Loan or Loans shall provide that, with respect to such Loan or Loans, insofar as Borrower is concerned, such Bank shall retain the sole right and responsibility to exercise (or refrain from exercising) the rights of such Bank and enforce the obligations of Borrower or any other person relating to such Loan or Loans including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement and the right to take action to have the Notes declared due and payable pursuant to Section 6.02 hereof; but the foregoing provision shall not restrict the right of any Bank to agree with any Transferee concerning the circumstances under which such Bank will exercise or refrain from exercising any rights so retained, including without limitation an agreement that such Bank will not, without the participant's prior written consent, exercise any such rights which would (i) reduce the principal amount of or the rate of interest on any Note, or (ii) extend the time for payment of principal or interest on any Note; and provided further, that, unless Borrower otherwise consents in writing, which consent shall not be unreasonably withheld, no such grant of a participation shall be deemed to relieve any Bank of its obligation to lend under this Agreement or constitute a waiver of any rights of Borrower or the Agent hereunder against any Bank. The Banks may furnish any information concerning the Borrower in the possession of the Agent or the Banks from time to time to assignees and participants, including prospectise assignees or participants. Each Bank represents to Borrower that it will acquire the Notes in connection with the making of loans in the ordinary course of its normal commercial banking business. Except to the extent otherwise required by its context, the word "Bank" where used in this Agreement shall mean and include the holder of any Note originally issued to such Bank, and the holder of such Note shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto. Nothing in this Section 8.09 shall limit or impair any Bank's rights under
Section 2.09 hereof.

	Section 8.10. Severability. The provisions of this Agreement and of the other Loan Documents are severable, and if any clause or provision of this Agreement or of any Loan Document shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof and of the other
Loan Documents in any jurisdiction.

	Section 8.11. Nature of Liabilities. Any and all obligations and liabilities in respect of this Agreement (including, without limitation, the Notes and the other Loan Documents) on the part of Borrower and its Subsidiaries shall be joint and several. Any and all obligations and liabilities in respect of this Agreement (including, without limitation, the Notes and the other Loan Documents) on the part of one or more of the Agent and the Banks shall be several and not joint.

	Section 8.12. Marshalling: Payments Set Aside. Neither the Agent nor any of the Banks shall be under any obligation to marshal any assets in favor of Borrower or any other person or against or in payment of any or all of the Debt. To the extent that Borrower makes a payment or payments to the Agent or any Bank or the Agent or any of the Banks exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to either Borrower, a trustee, receiver or any other person under any Law, including without limitation any bankruptcy Law, state or federal Law, common Law or equitable cause, then to the extent of any such restoration, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

	Section 8.13. Prior Understandings. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

	Section 8.14. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

	Section 8.15. Section Headings. The underlined section headings herein are for convenience of reference only and shall not in any way affect the interpretation or construction hereof.

	Section 8.16. Waiver Of Riqht To Trial By Jury. BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR ANY CLAIM,
DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS
AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT ATTACHED HERETO,
REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH, OR (2)
IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE
DEALINGS OF BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER
DOCUMENT OR INSTRUMENT ATTACHED HERETO, REFERRED TO HEREIN OR
DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED
HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR
TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT
ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE
DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO
THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF
THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT
OF BORROWER HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

	IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.



 	Attest:                                       	L. B. FOSTER COMPANY

  /s/David L. Voltz                             	By:/s/Lee B. Foster II
 	Title: Secretary                              	Title: President & CEO

	[CORPORATE SEAL]

                                            					MELLON BANK, N A.

                                               		By:/s/Charles H. Staub
 		                                              Title: Vice President

                                                	NBD BANK

                                               		By:/s/W. T. Huebner
		                                               Title: Vice President

                                               		CORESTATES BANK, N.A.

                                                 By:/s/Michael Schmittlein
                                               		Title: Vice President

                            	EXHIBIT A

                        L.B. FOSTER COMPANY

          THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE

   $                                         	Pittsburgh, Pennsylvania
                                              	        , 199x

	FOR VALUE RECEIVED, the undersigned, L.B. FOSTER COMPANY, a Delaware corporation, (herein called the "Borrower"), hereby promises to pay on or before 2:00 o'clock p.m., Pittsburgh time, July 1, 1999, to the order of (the "Bank") the principal sum of
      Dollars ($      ) or the aggregate unpaid principal amount
of all Loans made by the Bank to Borrower pursuant to Section
2.01 of that certain Amended and Restated Loan Agreement dated
as of    , 1995 (the "Loan Agreement"), among Borrower, the
Banks named therein, and Mellon Bank, N.A., as Agent, whichever is less, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof until maturity at the rate or rates per annum determined pursuant to
Section 2.04 of, or as otherwise provided in, the Loan
Agreement, payable on the dates set forth in Section 2.07 of, or as otherwise provided in, the Loan Agreement.

	If any payment of principal or interest on this Note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

	Subject to the provisions of the Loan Agreement, payments of both principal and interest shall be made at the Office of the Agent at Three Mellon Bank Center, Pittsburgh, Pennsylvania
15259, in lawful money of the United States of America and in funds immediately available at such office.

	Borrower hereby authorizes the Bank to endorse on the Schedule annexed to this Note, or on a continuation of such Schedule attached thereto and made a part hereof, all Loans made to Borrower and all payments of principal amounts in respect of such Loans, which endorsement shall, in the absence of manifest error, be conclusive as the outstanding principal amount of all such Loans; provided, however, that the failure of the Bank to make any such notation shall not limit or otherwise affect the obligations of Borrower under the Loan Agreement or this Note.

	This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement, which Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and
also for prepayments, in certain circumstances, 	on account of
the principal hereof prior to maturity upon the terms and conditions therein specified.

	Except as otherwise expressly provided in the Loan Agreement, Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement. In any action on this Note, the Bank or its assignee need not produce or file the original of this Note, but need only produce or file a photocopy of this Note certified by the Bank or such assignee to be a true and correct copy of this Note.

	This Note evidences a continuing, pre-existing debt. It is not intended as a novation of such debt and neither delivery of this Note to the Bank nor the Bank's surrender or cancellation of any prior note evidencing such debt shall constitute a payment or discharge of such debt.

	This Note shall be governed by, and construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania, excluding its rules relating to the conflict of laws.

	BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER
THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT ATTACHED HERETO,
REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH, OR (2)
IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE
DEALINGS OF BORROWER WITH RESPECT TO THIS NOTE OR ANY OTHER
DOCUMENT OR INSTRUMENT ATTACHED HERETO, REFERRED TO HEREIN OR
DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED
HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR
TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT
ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE
DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY
FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS NOTE WITH ANY
COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER HERETO TO
THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

	All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings assigned to such terms in the Loan Agreement.

 Attest:                                	L.B. FOSTER COMPANY

                                        	By:

 Title:                                 	Title:

Letter of Credit Agreement
Mellon Bank
Trade Banking Operations
8 Mellon Bank Center, Room 2329
Pittsburgh, PA  15259-0001

TO: Mellon Bank N.A. ("Mellon")


In consideration of Mellon's issuing, for the account of Applicant (as defined below), one or more letters of credit (each, a "Credit") or one or more amendments to a Credit (each, an "Amendment"), Applicant agrees with Mellon, intending to be legally bound, that the following terms and conditions shall apply to each Credit and Amendment issued by Mellon:

A. General Terms and Conditions Applicable to all Credits and
Amendments

1. Application for the issuance of Credits; Amendments

(a) Applicant shall request the issuance of a Credit or an Amendment by completing Mellon's then current form for such purpose or by any other means permitted by Mellon's then current procedures (each such request, an "Application"). Each Application shall constitute a certification by Applicant that any representation, warranty or commitment made by Applicant in this Letter of Credit Agreement (together with any future modifications or extensions, this "Agreement") is true and correct as of the date of such Application. Upon Mellon's receipt of an Application, Mellon may elect but shall not be required to issue a Credit (or an Amendment, as the case may be) in response thereto. Applicant agrees that if Applicant desires to make an Application by other means, such as microcomputer transmission, it may be necessary for Applicant to execute one or more additional agreements and any such agreement shall become part of this Agreement.

(b) Applicant may, from time to time, request that Mellon issue a Credit for one or more of Applicant's subsidiaries or affiliates (each, an "Additional Applicant"). In connection with any such request, Applicant agrees to furnish Mellon with such information as Mellon may require concerning such Additional Applicant and to execute and cause to be executed such additional documents or agreements as Mellon may require. Applicant agrees that it shall be jointly an severally liable with Additional Applicant for all obligations and liabilities under this Agreement and any Credit issued for the account of such Additional Applicant.

2. Applicant's Payment Obligations

(a) Applicant agrees to pay Mellon on demand and in same day funds at Mellon's principal office in Pittsburgh, Pennsylvania
(or at such other place as Mellon may designate).

(i) the U.S. Dollar Equivalent of each payment made by Mellon under any Credit; and

(ii) a commission for each Credit issued by Mellon at such rate as Applicant and Mellon mutually agree, and any and all expenses, obligations or charges paid or incurred by Mellon (or any other financial institution with which Mellon deals with respect to a Credit) in connection with any Credit and this Agreement.

(b) All payments to which Mellon is entitled pursuant to this
Section 2 shall be made to Mellon free and clear of and without deduction for any present or future taxes (except taxes on Mellon's net income), exchange regulation charges or other levies, deductions or withholdings of any kind.

(c) All payments to which Mellon is entitled pursuant to this Agreement shall be made by Applicant in United States currency, unless Applicant and Mellon otherwise mutually agree in advance.

(d) If any amounts payable to Mellon pursuant to this Agreement are not paid when due, such amounts shall bear interest at the rate Mellon then charges for delinquent payments. Mellon shall have the right to demand payment reasonably in advance of any draw or payment demand under a Credit, and such payment shall be due on demand.

3. Examination of Credits, Instruments and Documents;
Discrepancies

(a) Applicant will promptly examine a copy of each Credit and any Amendment sent to Applicant by Mellon and Applicant will, within one Business Day of Applicant's receipt thereof, notify Mellon by telecommunication of any discrepancy, irregularity or claim of non-compliance with Applicant's instructions, as set forth in the appropriate Application. Applicant will be conclusively deemed to have waived any such claim against Mellon in connection with any Credit or Amendment unless Applicant notifies Mellon in accordance with the preceding sentence.

(b) In the event Mellon notifies Applicant of any discrepancy between any instrument or document presented under any Credit and the requirements of such Credit and, in the exercise of Mellon's sole discretion, asks Applicant whether it will accept such discrepancy, Applicant will, within one Business Day after Applicant's receipt of such notice (or such shorter interval as circumstances may require and Mellon shall advise Applicant), notify Mellon by telecommunication whether or not Applicant accepts the same. Applicant will be conclusively deemed to have waived any claim of improper honor or dishonor of any Credit unless Applicant notifies Mellon in accordance with the preceding sentence.

4. General Instructions

Except as written instructions expressly to the contrary have been given to Mellon by Applicant in any Application that has been accepted by Mellon, Applicant agrees that (i) any advice of the issuance of a Credit or an Amendment may, at the drawer's option, be drawn "without recourse"; (iii) Mellon may accept or pay, as complying with the terms of any Credit, any draft, payment demand or other document otherwise in order that is signed or issued by the purported administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of a creditor, liquidator, receiver, successor, legal representative or other party that Mellon reasonably determines in the de facto or de jure successor to the powers, rights or privileges of the party who is authorized under the Credit to draw or issue such draft, payment demand or other document; and
(iv) Mellon and any other financial institution with which Mellon deals with respect to a Credit may accept documents of any character that comply with the provisions of the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof (the "UCP"). In addition, Applicant agrees that Mellon may, in its sole discretion, give notice, in accordance with the terms of the Credit, of non-renewal or termination to any Beneficiary of a Credit that contains an automatic renewal provision.

5. Responsibilities and Limitations Thereon

(a) Applicant agrees that Mellon shall not be responsible for, and Applicant's obligation to pay or reimburse Mellon shall not be affected by (i) acts or omissions of any other financial institution with which Mellon deals with respect to a Credit, or any Beneficiary or transferee of any Credit; (ii) the validity, sufficiency, genuineness or collectibility of any documents or instruments, or of any endorsements thereon; (iii) any breach of contract between Applicant and any Beneficiary or any other party, or the use which may be made of any Credit or funds obtained thereunder; (iv) the consequences of compliance with laws, orders or regulations in effect in places of negotiation or payment of any Credit: or (v) any failure of drafts or other payment demands to bear reference or adequate reference to, any Credit; of documents to accompany drafts at negotiation or, if so required by any Credit, to forward documents separately from any drafts or payment demand; of negotiating or paying banks to comply with Mellon's directions; of any party to surrender or take up any Credit; or of any act or omission not done or omitted in bad faith. (b) Mellon shall have no duty to inquire into (i) the existence of any disputes or controversies between Applicant and any Beneficiary or any other person, or (ii) the truth, accuracy or occurrence of any fact or event reference to in any certificate, document or instrument presented under or in connection with any Credit. Mellon's sole obligation shall be limited to honoring requests for payment made under and in compliance with any Credit notwithstanding: (A) any assistance which Mellon may have rendered in connection with the preparation of the wording of the Credit or any certificate, document or Instrument required to be presented thereunder, or
(B) any awareness or knowledge Mellon may have concerning any transaction relating to any Credit. Mellon shall have no duty to determine or control or otherwise monitor the distribution or beneficial use of the proceeds of any draw on any Credit, or to take any action with respect to the Beneficiary for any breach of warranty claim.

6. Representations and Warranties; Covenants

(a) Representations and Warranties. Applicant represents and warrants to Mellon as of the effective date of this Agreement and as of the date of each Application, that:

(i) Applicant is an entity of the type set forth next to its signature, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and duly qualified to do business in those jurisdictions in which its ownership of property or the nature of its business activities makes such qualification necessary.

(ii) Applicant has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such action has been duly authorized by all necessary proceedings on Applicant's part.

(iii) Applicant has furnished to Mellon copies of Applicant's most recent financial statements, which fairly represent Applicant's financial position as of the date of such statements and the results of its operations and cash flows for its fiscal period then ended, in conformity with generally accepted accounting principles. Since the date of such financial statements, (A) there has been no material adverse change in Applicant's financial condition or business; and (B) except as set forth in said financial statements, there is no litigation or governmental proceeding by or against Applicant pending or, to Applicant's knowledge, threatened, that is likely to have a material adverse effect on Applicant's financial condition or business.

(iv) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will not conflict with or result in a breach of any of the terms of any law or agreement or instrument to which Applicant is a party or by which Applicant is bound, or constitute a default thereunder. No authorization, consent or other action by, and no registration or filing with, any official body is or will be necessary or advisable performance of this Agreement.

(v) This Agreement has been duly and validly executed and delivered by Applicant and constitutes Applicant's legal, valid and binding obligation, enforceable in accordance with its terms except, as to the enforcement of remedies, for limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by laws limiting the right of specific performance.

(b) Covenants. Applicant covenants to Mellon as follows:

(i) Promptly upon its becoming available to Applicant, Applicant will deliver to Mellon all financial and other information
Mellon may request.

(ii) Applicant will: (A) maintain its existence and rights in full force and effect; (B) preserve, renew and keep in full force and effect the franchises, licenses and rights necessary for the conduct of its business; and (C) qualify and remain qualified to do business in each jurisdiction in which failure to have or retain such qualification would have a material adverse effect on its financial condition or business.

(iii) Applicant will comply with all applicable laws, regulations and orders.

7. Set Off and Right to Demand Collateral

(a) Applicant's obligations and liability to Mellon and Mellon's claims of every nature against Applicant arising under this Agreement or any Credit, whether now or hereafter existing, are hereafter called Applicant's Obligations.

(b) Applicant grants Mellon a continuing lien and security interest for the amount of Applicant's Obligations upon any and all property in which Applicant has an interest that is now or hereafter in Mellon's actual or constructive possession. Applicant also grants Mellon a continuing lien and right of setoff for the amount of Applicant's Obligations on Applicant's deposits (general or special) and credits with, and Applicant's claims against, Mellon at any time. In addition, Applicant agrees that, at any time and from time to time upon Mellon's demand, Applicant shall deliver and transfer to Mellon such collateral or additional collateral as Mellon may require to secure Applicant's Obligations to Mellon, and shall execute and deliver such documents and instruments, and do such other things, as may be required in order for Mellon to have a valid first priority security interest in such collateral.

8. Default

If Applicant fails to perform any of Applicant's Obligations, or as required under any other agreement with Mellon, or if any of the following shall occur (each such failure or occurrence, a "Default"): any final unappealable judgment in a material amount shall be entered against Applicant; Applicant shall default (beyond any grace or cure period) in the performance of any material obligation to another party; any proceeding, suit or action for reorganization, dissolution or liquidation shall be commenced by or against Applicant; Applicant's usual business activity shall be suspended voluntarily or involuntarily, or Applicant's business shall be liquidated; Applicant shall become insolvent as defined under any applicable law; a petition under any of the provisions of any applicable bankruptcy or insolvency law shall be filed by or against Applicant; Applicant shall make any material misrepresentation to Mellon; or Applicant's condition or affairs shall so change that Mellon deems its security to be impaired, credit risk increased, or otherwise deems itself to be insecure; then, in any such event, all of Applicant's Obligations, even if not yet due, shall, without notice or demand, become and be immediately due and payable without notice of any kind, notwithstanding any notice or grace period otherwise allowed under any instrument evidencing Applicant's Obligations.

9. Indemnity

Applicant agrees to indemnify and hold Mellon harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees, which may include internal time charges of counsel employed by Mellon) resulting from or incurred in connection with this Agreement or any Credit and not involving Mellon's bad faith.

10. Increased Costs

If any law, regulation or order, any change in any of the same or any interpretation thereof by any court or administrative or governmental authority, or any change in generally accepted accounting principles applicable to Mellon shall, with respect to this Agreement, and Credit or related document" (i) impose, modify or make applicable any reserve, capital, special deposit or similar requirement, (ii) impose on Mellon any other condition: or (iii) subject Mellon to any tax, charge, fee, deduction or withholding of any kind whatsoever, and the result of any such event or any similar measure shall be to increase the cost to Mellon of issuing or maintaining any Credit or reduce the amount of principal of, interest on, or any fee or compensation receivable by Mellon, then Applicant shall promptly pay to Mellon, on demand, all additional amounts necessary to compensate Mellon for such increased costs. Mellon's calculation of such increased costs shall show the manner of calculation and shall be conclusive (absent manifest error) as to the amount thereof.

11. Miscellaneous

(a) Applicant shall furnish Mellon with a list of persons authorized to act for Applicant in connection with this Agreement and any Application, Credit or Amendment, Mellon shall be authorized and entitled to rely on any Application and any other communication, message or conversation, received or purporting to be received from any such persons or any other person reasonably believed by Mellon to be duly authorized to act for Applicant.

(b) Applicant will not assign any of its rights or obligations under this Agreement without Mellon's prior written consent.

(c) This Agreement shall continue in full force and effect as to all Credits which Mellon may issue for Applicant's account. This Agreement is not a commitment to issue any one or more Credits, and notwithstanding anything to the contrary herein, Mellon shall be entitled to refuse to issue any Credit in Mellon's complete discretion.

(d) No reasonable delay on Mellon's part in exercising any power or right hereunder shall operate as a waiver of any power or right, and no single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies expressed herein are cumulative and not exclusive of

(e) Notice given by one party to the other in connection with this Agreement or any Credit shall be in writing and be effective when received by the party intended to receive such notice at, in the case of the Applicant, the address set forth under its signature hereto, and, in the case of Mellon, the address set forth at the head of this Agreement. Either party may change its address for notice by a notice given in accordance herewith.

(f) Except and to the extent inconsistent with the specific provisions hereof, this Agreement, each Credit hereunder and all transactions in connection herewith and therewith shall be interpreted, construed and enforced according to (i) the UCP, and, (ii) to the extent not inconsistent, the laws of the Commonwealth of Pennsylvania, including, without limitation, the Uniform Commercial Code.

(g) Applicant irrevocable submits in any legal proceeding relating to this Agreement or any Application or Credit to the non-exclusive in personae jurisdiction of any court sitting in the Commonwealth of Pennsylvania and agrees to suit being brought in any such court and waives any objection to the venue of any proceeding in any such court. Applicant further consents to being joined in any legal proceeding brought against Mellon concerning any Credit issued for Applicant's account and .......

12. Certain Definitions and Construction

(a) The term "Applicant" shall be deemed to refer to the undersigned, and the term "Mellon" shall be deemed to refer to Mellon Bank, N.A. its successors and assigns.

(b) Unless the context requires otherwise, the term "Credit" shall be deemed to include any Amendments thereto.

(c) Each Application accepted by Mellon shall merge into and become a part of this Agreement.

(d) "Business Day" shall mean any day on which banks are not authorized or required to be closed for business in Pittsburgh, Pennsylvania.

(e) "U.S. Dollar Equivalent" shall mean, with respect to an amount in any currency other than U.S. dollars, as of any date, the amount of U.S. dollars into which such amount in such currency may be converted at the spot rate at which U.S. Dollars are offered by Mellon in Pittsburgh for such currency at approximately 11:00 A.M., Pittsburgh time, on such date.

B. Trade Credits

Applicant agrees that, in addition to the foregoing, the following terms and conditions shall apply to any Credit issued by Mellon and designated by Mellon as a Trade or Commercial
Credit(each, a "Trade Credit")

1. Insurance

Applicant will keep all property shipped in connection with any Trade Credit insured in amounts, against risks and with insurers satisfactory to Mellon and, at Mellon's option, assign the policies or certificates of such insurance to Mellon or make loss payable to Mellon, and furnish Mellon on request with evidence of compliance with the foregoing. If Mellon at any time and in connection with any Trade Credit deems such insurance inadequate, Mellon may procure additional insurance at Applicant's expense.

2. Compliance with Legal Requirements

Applicant will procure all licenses and comply with all formalities necessary for the import, export and shipping of any property, and shall comply with all applicable domestic and foreign laws, regulations and orders (including those relating to currency exchange) in connection with any Trade Credit; and, upon Mellon's request, Applicant will promptly furnish Mellon with such evidence of compliance as Mellon may require. Applicant hereby certifies and warrants to Mellon that transactions with respect to any property shipped in connection with any Credit are not prohibited under any United States or foreign law, regulation or order and that any shipment covered by any Credit or any documents required thereunder shall fully conform to all existing United States and foreign laws, regulations and orders.

3. Security

Applicant hereby grants Mellon a security interest in and recognizes and admits Mellon's unqualified right to the possession and disposition of any and all property shipped under or pursuant to or in connection with any Trade Credit or in any way relative thereto, and in and to all shipping documents, warehouse receipts, policies or certificates of insurance and other documents or instruments accompanying or relative to drafts or payment demands and in and to the proceeds to each of the foregoing, all to be held by Mellon subject to the terms of this Agreement as collateral security for the prompt and unconditional payment of any and every of Applicant's Obligations.

4. Deliveries Under Trust Receipts

In addition to, and not in limitation of, the provisions of
Section 3 of this part B: (a) If Mellon, at Applicant's request and Mellon's discretion, delivers to Applicant or Applicant's agent all or some of the goods or documents referred to in or shipped in connection with any Trade Credit before full payment of all Applicant's Obligations with respect thereto, Applicant agrees to hold any goods so received in trust for Mellon, readily identifiable and stored separately and intact under separate accounting, as Mellon's property, and to execute and deliver to Mellon such trust receipts, security or other agreements and financing statements, and to carry such insurance covering such goods or documents (and to furnish such evidence of the same), as Mellon may request, and to pay all costs and expenses incurred by Mellon (including reasonable attorneys' fees) in connection with the same. Mellon's rights specified herein shall be in addition to Mellon's rights under any applicable law or other agreement.

(b) If Mellon, at Applicant's request and in Mellon's discretion, delivers to Applicant or Applicant's agent all or some of the goods or documents referred to in or shipped in connection with any Trade Credit before Mellon accepts, pays or incurs a deferred payment obligation with respect to any of the related drafts(s) or demands(s) for payment, or if Mellon agrees to expedite the delivery of goods prior to the arrival of the pertinent documents, Applicant authorizes Mellon to accept and pay such draft(s) or demand(s) notwithstanding any discrepancies that may arise in relation thereto.

5.

(a) Partial shipments may be made under any Trade Credit and Mellon may honor the related draft or payment demand without inquiry, regardless of any apparent disproportion between the quantity shipped and the amount of the related draft or payment demand, and the total amount of the Credit and total quantity to be shipped under the Credit.

(b) Mellon and any other financial institution with which Mellon deals with respect to a Credit may receive and accept as a transport document under any Trade Credit any document issued or purporting to be issued by or on behalf of any carrier which accept as a transport document under any Trade Credit any document issued or purporting to be issued by or on behalf of any carrier which acknowledges receipt of property for transportation, whatever the specific provisions of such document.

(c) Neither Mellon nor any other financial institution with which Mellon deals with respect to a Credit shall be responsible for, and Applicant's obligation to pay or reimburse Mellon shall not be affected by: (i) the existence, character, nature, quality, quantity, condition, packing, value or delivery of goods purporting to be represented by documents, or any difference of goods from that expressed in documents; (ii) any irregularity in connection with shipment, including, without limitation, any actual or alleged default or fraud by the shipper or others, the time, place, manner or order of shipment, non-shipment of goods or partial or incomplete shipments, failure to arrive or delay in arrival of goods or documents, or failure to give notice of shipment or arrival of goods or documents; or (iii) consequences of compliance with laws, regulations, orders or customs requirements in effect in places of negotiation or payment of any Trade Credit.

IN WITNESS WHEREOF, Applicant has duly executed this Agreement as of the date below.

	(Correspondent Bank Name)	                   	(Customer Name)

	BY:			                                     			BY:

	(Signature)                               				(Signature)


	Name:                                     					Name:

	Title:                                     				Title:

	Effective Date:



	Type of Entity and Jurisdiction
	of Organization



	Address for Notice:		                          Address for Notice:

                                   EXHIBIT E

                         AGREEMENT REGARDING BAILMENTS



	This Agreement ("Agreement") made this     day of     19_,
among	("Bailor"), located at       ,          ("Bailee"),
located at        , and Mellon Bank, N.A., in its capacity as
agent for itself and certain other financial institutions (the "Banks") (in such capacity, the "Agent"), located at One Mellon Bank Center, Pittsburgh, PA 15258-0001.

WITNESSETH:

	WHEREAS, Bailee either (a) is engaged in the business of processing rail, tubular and/or construction products (individually of collectively, "Products") and from time to time processes certain Products for Bailor or (b) has agreed with Bailor to hold in storage certain Products owned by Bailor;

	WHEREAS, Bailor may, from time to time, deliver certain
Products, to Bailee for processing or storage by Bailee; and

	WHEREAS, the Banks have extended certain loans and other financial accommodations to Bailor pursuant to a certain Amended and Restated Loan Agreement among Bailor, the Banks and the Agent (the "Loan Agreement");

	NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the parties hereto agree as follows:

1. When used herein, the following term shall have the following meaning:

(a) "Materials" shall mean any and all goods, merchandise and other property now owned or hereafter acquired by Bailor and delivered by Bailor at any time or times heretofore, now or hereafter to Bailee for storage or for use in processing Products pursuant to the specifications of Bailor. The term "Materials" shall include, without limitation, any Products and other personal property owned by Bailor in the possession of Bailee as finished inventory, raw materials, work in processt supplies or materials used or to be consumed in the processing or reprocessing and any products produced therefrom.

 	2. BAILMENT RELATIONSHIP: TITLE TO MATERIALS

	2.1 Bailee acknowledges and agrees that (i) Bailee holds the Materials as a bailment for the sole and express purpose of storing the Materials or using the Materials pursuant to Bailor's specifications, (ii) title to the Materials shall at all times remain in Bailor, and (iii) Bailez shall not acquire any interest in the Materials, other than as a Bailee.

	2.2 Bailee represents that it has not, and covenants that it shall not, at any time (i) use the Materials or any part thereof for any purpose other than the purpose described in paragraph
2.1 above, (ii) represent itself to any third party or parties as the owner of the Materials or (iii) grant a security interest in, pledge, assign, mortgage, sell, offer to sell, create or permit a lien or encumbrance upon any of the Materials or any item produced therefrom, or permit any levy, attachment or restraint to be made affecting the Materials.

3. SEGREGATION OF MATERIALS; INSPECTION

	3.1 Bailee agrees that upon its receipt of any Materials, Bailee will cause all such Materials to be stored or stockpiled on its premises at the above address of Bailee, separate and apart from all other inventory and supplies belonging to Bailee or any third parties by use of a unique identification number. Upon request by Bailor or Agent, Bailee agrees to (i) post signs or other reasonable means of notification, identifying the Materials as the property of Bailor and/or (ii) execute and deliver to Bailor or Agent as the case may be, such financing statements as Bailor or Agent may reasonably request to give notice to third parties of the bailment relationship between the parties hereto, and to protect Bailor's title to the Materials.

	3.2 Bailee shall maintain complete and accurate records of all Materials delivered to Bailee, and of each item of the Materials as it is removed from the aforementioned stockpile area into Bailee's manufacturing process (if applicable) or for such other purposes as Bailor may request. Bailee shall permit Sailor, Agent or any of their respective agents to inspect and examine such records and the stockpile area during reasonable business hours at any time or times hereafter.

4. REMOVAL OF MATERIALS: COMPLETION OF WORK IN PROCESS

	4.1 Bailor may do any one or more of the following, all of which are hereby authorized by Bailee;

(a) Require Bailee, in a manner acceptable to Bailor, to return the Materials to Bailor or deliver them to any other party designated by Bailor;

 	(b) Enter any premises, with or without breach of the peace, take possession of the Materials and remove the same therefrom;
or

(c) Exercise any or all other rights available to it at law or in equity.

5. MISCELLANEOUS

	5.1 Whenever in this Agreement these is a reference to any of the parties hereto, such reference shall be deemed to include a reference to the successors and assigns of said party. The provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Bailor, Bailee and Agent. Bailee shall not and cannot, unless otherwise consented to in writing by Bailor and Agent assign this Agreement or any part of Bailee's performance hereunder, and any such attempted assignment shall be void.

	5.2 This Agreement has been delivered in (city, state) and shall be construed in all respects in accordance with and governed by the laws and decisions of the State of . Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remained of such provisions of this Agreement.

	5.3 This Agreement may not be altered or amended except by an agreement in writing signed by the parties hereto.

	5.4 This Agreement may be executed by one or more of the parties hereto in any manner of separate counterparts and all such counterparts taken together shall be deems to constitute one and the same Agreement.

	IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                              		(BAILOR)

                                        									By:

                                       										Title:



                                    										   (BAILEE)

                                        										By:

                                        										Title:


                                        				MELLON BANK, N.A., as Agent

                                    								By:

                                   								 Title:

                                EXHIBIT F

                             MELLON BANK, N.A.

                    L.B. Foster Company Eligibilty Report

                           at September 30, 1995



                                                 	Accts.

                                                 	Rec.     	Invent.     Total

1.  Collateral Base as of 8/31/95
2.  Add:  Gross Sales 9/01/95 thru 9/30/95
3.  Total Additions
4.  Less: (a) Collections from  9/1/95
              thru 9/30/95
          (b) Credits, Discounts, & other
              adjustments
5.  Total Deductions
6.  Total Collateral as of 9/30/95
7.  Less:  (a) Ineligible Accounts Receivable
           (b) Bonding
8. Gross Total Eligible Accounts Receivable and Inventory
9.  Net Eligible Accounts Receivable (75%)
    and Inventory (45%)
10. Percentages of Net Eligible
10a. Net Eligible Accounts Receivable as a
     percentage of total debt (line 16).
    (Accounts Receivable must be equal to or
     greater than 40% of Total Liabilities
    (line 16)).

Loan Activity
11.  Loan Balance (line 14 previous report)
12.  Less: Loan Reductions
13.  Add:  Loan Requests
14.  New Loan Balance (line 11 - line 12 + line 13)
15.  Add: Letters of Credit and/or Other Debt
16.  Total Debt



Requirements Position
17.  Total Eligible Accounts Receivable & Inventory (line 9)
18.  Eligible in Excess of Outstanding Liabilities (line 17 - line 16)
19.  Eligible in Excess of Commitment (line 17 - $45MM)

                                EXHIBIT F

                          OFFICERS CERTIFICATE


The undersigned,        , a Responsible Officer of the Borrower
under the Amended and Restated Loan Agreement, Dated November
, 1995 by and among L. B. Foster Company, as Borrower and Mellon Bank, N.A., NBD Bank N.A. and Corestates Bank, N.A., (the "Banks"), and Mellon Bank, N.A., as Agent for the Banks, hereby certifies on behalf of the Borrower as follows:

1.  No Event of Default and No Potential Event of Default has
occurred      and is continuing or exists.

2. Borrowers are in compliance with the provisions of Sections 2.05, 5.01(h), 5.0l(i), 5.01(j), 5.02(a) and 5.02(k) of the Loan
     Agreement, as demonstrated by the data and computations set forth in Exhibit A hereto.

Except as defined otherwise herein, capitalized terms shall have the meaning set forth in the Loan Agreement.

	EXECUTED this   TH day,    , 1995



		RESPONSIBLE OFFICER

		L. B. FOSTER COMPANY

                	SCHEDULES  3.04  AND 3.13

	The Company has undertaken to remediate certain contamination at its former Winslow, Indiana tie facility. Since recent tests have revealed potential groundwater contamination, it is possible, although not certain, that the Company may have to undertake additional remediation activities.

                        Schedule 3.11
                         ERISA Plans


October 31, 1995

             3.11 L.B. FOSTER COMPANY ERISA PLANS

1.	L.B. Foster Company Flexible Benefit Plan (previously known
   as L.B. Foster Company Tax Free Premium Payment Plan)

2.	Optional Colonial Products

3.	Group Travel Accident Insurance Policy

4.	L.B. Foster Company Group Insurance Plan

5.	L.B. Foster Group Disability Income Insurance Plan

6.	L.B. Foster Company Retirement P1an 008

7.	L.B. Foster Company Retirement Plan 002

8.	L.B. Foster Company Voluntary Investment Plan

9.	L.B. Foster Company Retirement Savings Plan for Hourly Employees

                        Schedule 5.02 (b)
                      L. B. Foster Company

                      Existing Indebtedness

                            NONE




                      SCHEDULE 5.02 (d)
                     L. B. FOSTER COMPANY

                     Existing Guarantees

                            NONE